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BANNER CORPORATION
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10 S. First Avenue P.O. Box 907 Walla Walla, WA 99362-0265

March 24, 2017

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Banner Corporation. The meeting will be held at the Marcus Whitman Hotel, 6 W. Rose Street, Walla Walla, Washington, on Tuesday, April 25, 2017, at 10:00 a.m., local time.

The Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting, we will also report on our operations. Directors and officers of Banner Corporation, as well as a representative of Moss Adams LLP, our independent auditor, will be present to respond to relevant questions of shareholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to promptly vote. You may vote your shares via the Internet or a toll-free telephone number, or by completing and mailing the enclosed proxy card. If you attend the meeting, you may vote in person even if you have previously submitted your proxy.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Mark J. Grescovich
Mark J. Grescovich
President and Chief Executive Officer

BANNER CORPORATION
10 S. FIRST AVENUE
WALLA WALLA, WASHINGTON 99362
(509) 527-3636

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 25, 2017

Notice is hereby given that the 2017 annual meeting of shareholders of Banner Corporation will be held at the Marcus Whitman Hotel, 6 W. Rose Street, Walla Walla, Washington, on Tuesday, April 25, 2017, at 10:00 a.m., local time, for the purpose of considering and acting upon the following:

Proposal 1.	Election of three directors to each serve for a three-year term.

Proposal 2.	Advisory (non-binding) approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

Proposal 3.	Ratification of the Audit Committee's selection of Moss Adams LLP as our independent auditor for 2017.

We will also consider and act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof. As of the date of this notice, we are not aware of any other business to come before the annual meeting.

The Board of Directors has fixed the close of business on March 1, 2017 as the record date for the annual meeting. This means that shareholders of record at the close of business on that date are entitled to receive notice of and to vote at the meeting and any adjournment thereof. To ensure that your shares are represented at the meeting, please take the time to vote by submitting your vote via the Internet or telephone, or by signing, dating and mailing the enclosed proxy card which is solicited on behalf of the Board of Directors. The proxy will not be used if you attend and vote at the annual meeting in person. Regardless of the number of shares you own, your vote is very important. Please act today.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ ALBERT H. MARSHALL

ALBERT H. MARSHALL SECRETARY

Walla Walla, Washington
March 24, 2017

IMPORTANT: Voting promptly will save us the expense of further requests for proxies in order to ensure a quorum. You may vote via the Internet or by telephone. Alternatively, a proxy card and self-addressed envelope are enclosed for your convenience. No postage is necessary if mailed in the United States.

PROXY STATEMENT
OF
BANNER CORPORATION
10 S. FIRST AVENUE
WALLA WALLA, WASHINGTON 99362
(509) 527-3636

ANNUAL MEETING OF SHAREHOLDERS
APRIL 25, 2017

The Board of Directors of Banner Corporation is using this Proxy Statement to solicit proxies from our shareholders for use at the 2017 annual meeting of shareholders. We are first mailing this Proxy Statement and the form of proxy to our shareholders on or about March 24, 2017.

The information provided in this Proxy Statement relates to Banner Corporation and its wholly-owned subsidiaries, Banner Bank and Islanders Bank. Banner Corporation may also be referred to as "Banner" and Banner Bank and Islanders Bank may also be referred to as the "Banks." References to "we," "us" and "our" refer to Banner and, as the context requires, the Banks.

INFORMATION ABOUT THE ANNUAL MEETING

Time and Place of the Annual Meeting

Our annual meeting will be held as follows:

Date:	Tuesday, April 25, 2017
Time:	10:00 a.m., local time
Place:	Marcus Whitman Hotel, 6 W. Rose Street, Walla Walla, Washington

Matters to Be Considered at the Annual Meeting

At the meeting, you will be asked to consider and vote upon the following proposals:

Proposal 1.	Election of three directors to each serve for a three-year term.

Proposal 2.	Advisory (non-binding) approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

Proposal 3.	Ratification of the Audit Committee's selection of Moss Adams LLP as our independent auditor for 2017.

We also will transact any other business that may properly come before the annual meeting. As of the date of this Proxy Statement, we are not aware of any other business to be presented for consideration at the annual meeting other than the matters described in this Proxy Statement.

Who is Entitled to Vote?

We have fixed the close of business on March 1, 2017 as the record date for shareholders entitled to notice of and to vote at our annual meeting. Only holders of record of Banner's common stock on that date are entitled to notice of and to vote at the annual meeting. You are entitled to one vote for each share of Banner common stock you own. On March 1, 2017, there were 33,105,150 shares of Banner common stock outstanding and entitled to vote at the annual meeting.

How Do I Vote at the Annual Meeting?

Proxies are solicited to provide all shareholders on the voting record date an opportunity to vote on matters scheduled for the annual meeting and described in these materials. This question provides voting instructions for shareholders of record. You are a shareholder of record if your shares of Banner common stock are held in your name. If you are a beneficial owner of Banner common stock held by a broker, bank or other nominee (i.e., in "street name"), please see the instructions in the following question.

Shares of Banner common stock can only be voted if the shareholder is present in person or by proxy at the annual meeting. To ensure your representation at the annual meeting, we recommend you vote by proxy even if you plan to attend the annual meeting. You can always change your vote at the meeting if you are a shareholder of record.

Shareholders may vote by proxy via the Internet or a toll-free telephone number, or by mailing a proxy card. Instructions for voting are found on the proxy card. Shares of Banner common stock represented by properly executed proxies will be voted by the individuals named on the proxy card in accordance with the shareholder's instructions. Where properly executed proxies are returned to us with no specific instruction as how to vote at the annual meeting, the persons named in the proxy will vote the shares FOR election of each of our director nominees, FOR advisory approval of the compensation of our named executive officers as disclosed in this Proxy Statement and FOR ratification of the selection of Moss Adams LLP as our independent auditor for 2017. If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed proxy and acting thereunder will have the discretion to vote on these matters in accordance with their best judgment. We do not currently expect that any other matters will be properly presented for action at the annual meeting.

You may receive more than one proxy card depending on how your shares are held. For example, you may hold some of your shares individually, some jointly with your spouse or other party and some in trust for your children. In this case, you will receive three separate proxy cards to vote.

What if My Shares Are Held in Street Name?

If you are the beneficial owner of shares held in "street name" by a broker, your broker, as the record holder of the shares, is required to vote the shares in accordance with your instructions. If you do not give instructions to your broker, your broker may nevertheless vote the shares with respect to discretionary items, but will not be permitted to vote your shares with respect to non-discretionary items, pursuant to current industry practice. In the case of non-discretionary items, the shares not voted will be treated as "broker non-votes." The proposal to elect directors and the advisory vote to approve executive compensation are considered non-discretionary items; therefore, you must provide instructions to your broker in order to have your shares voted with respect to these proposals.

If your shares are held in street name, you will need proof of ownership to be admitted to the annual meeting. A recent brokerage statement or letter from the record holder of your shares are examples of proof of ownership. If you want to vote your shares of common stock held in street name in person at the annual meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

How Many Shares Must Be Present to Hold the Meeting?

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of at least a majority of the shares of Banner common stock entitled to vote at the annual meeting as of the record date will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a Quorum Is Not Present at the Meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the shareholders present or represented by proxy may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless the meeting is adjourned for 120 days or more. An adjournment will have no effect on the business that may be conducted at the meeting.

Vote Required to Approve Proposal 1: Election of Directors

On December 15, 2016, the Board of Directors adopted an amendment to Banner's Amended and Restated Bylaws to provide for the election of directors by a majority of the votes cast by shareholders in uncontested elections. The Bylaw amendment provides that in an uncontested election, the number of shares voted "for" a director nominee must exceed the number of shares voted "against" the nominee, in order for that nominee to be elected. The following are not considered votes cast: (1) a share whose ballot is marked as abstain; (2) a share otherwise present at the meeting but for which there is an abstention; and (3) a share otherwise present at the meeting as to which a shareholder of record gives no authority or direction. The term of any director who was a director at the time of the election but who does not receive a majority of votes cast in an election held under the new majority vote standard will continue to serve as a director until terminated on the earliest to occur of: (1) 90 days after the date election results are determined; (2) the date the Board appoints a new director to fill the position; or (3) the date and time the director's resignation is effective.

The Bylaw amendment provides that an election is considered a contested election if there are shareholder nominees for director pursuant to the advance notice provision and who are not withdrawn by the advance notice deadline set forth in Banner's Articles of Incorporation. If the Board determines there is a contested election, the election of directors will be held under a plurality standard. Under the plurality standard, the nominees who receive the highest number of votes for the directorships for which they have been nominated will be elected.

Pursuant to our Articles of Incorporation, shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or against each nominee, or shareholders may abstain from voting. Abstentions and broker non-votes will have no effect on the outcome of the election. Our Board of Directors unanimously recommends that you vote FOR the election of each of our director nominees.

Vote Required to Approve Proposal 2: Advisory Approval of Executive Compensation

The advisory (non-binding) vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the annual meeting. Abstentions and broker non-votes will have no effect on the outcome of the proposal. Our Board of Directors unanimously recommends that you vote FOR approval of the compensation of our named executive officers.

Vote Required to Approve Proposal 3: Ratification of the Selection of the Independent Auditor

Ratification of the selection of Moss Adams LLP as our independent auditor for the fiscal year ending December 31, 2017 requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the annual meeting. Abstentions will have no effect on the outcome of the proposal. Our Board of Directors unanimously recommends that you vote FOR the ratification of the selection of the independent auditor.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on April 25, 2017

Our Proxy Statement and 2016 Annual Report to Shareholders are available at www.bannerbank.com/proxymaterials. The following materials are available for review: Proxy Statement; proxy card; and 2016 Annual Report to Shareholders. Directions to attend the annual meeting, where you may vote in person, can be found online at http://www.marcuswhitmanhotel.com/about/getting-here.

May I Revoke My Proxy?

You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date;

•	notifying Banner's Secretary in writing before the annual meeting that you have revoked your proxy; or

•	voting in person at the annual meeting.

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting. However, if your shares are held in "street name," you must bring a validly executed proxy from the nominee indicating that you have the right to vote your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 1, 2017, the voting record date, information regarding share ownership of:

•
those persons or entities (or groups of affiliated person or entities) known by management to beneficially own more than five percent of Banner's common stock other than directors and executive officers;

•	each director and director nominee of Banner;

•	each executive officer named in the Summary Compensation Table appearing under "Executive Compensation" below (known as "named executive officers"); and

•	all current directors and executive officers of Banner and Banner Bank as a group.

Persons and groups who beneficially own in excess of five percent of Banner's common stock are required to file with the Securities and Exchange Commission ("SEC"), and provide a copy to us, reports disclosing their ownership under the Securities Exchange Act of 1934, as amended ("Securities Exchange Act"). To our knowledge, no other person or entity, other than those set forth below, beneficially owned more than five percent of the outstanding shares of Banner's common stock as of the close of business on the voting record date.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In accordance with Rule 13d-3 of the Securities Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if he or she has voting and/or investment power with respect to those shares. Therefore, the table below includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power. In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are currently exercisable or exercisable within 60 days after the voting record date are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person's percentage ownership. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

As of the voting record date, there were 33,189,938 shares of Banner common stock outstanding. Of these shares, 33,105,150 had voting rights and 84,788 were non-voting shares. The non-voting shares consist of shares of restricted stock subject to performance-based vesting conditions that were issued to the named executive officers as well as other executive officers in 2014, 2015 and 2016. The rights associated with the shares of restricted stock are described in greater detail below on page 24.

Name	Number of Shares Beneficially Owned (1)		Percent of Voting Shares Outstanding (%)

Beneficial Owners of More Than 5%

BlackRock, Inc.	3,531,015	(2)	10.67
The Vanguard Group	2,531,615	(3)	7.65
The Bank of New York Mellon Corporation	2,127,265	(4)	6.43

(Table continues on following page)

Name	Number of Shares Beneficially Owned (1)		Percent of Voting Shares Outstanding (%)

Directors

Robert D. Adams	20,726		*
Gordon E. Budke	4,231	(5)	*
Connie R. Collingsworth	2,480	(6)	*
Jesse G. Foster	8,933	(7)	*
Michael J. Gillfillan	797		*
Roberto R. Herencia	697		*
D. Michael Jones	3,425	(8)	*
David A. Klaue	92,065		*
John R. Layman	23,782	(9)	*
David I. Matson	697		*
Brent A. Orrico	74,047	(10)	*
Merline Saintil	--		*
Gary Sirmon	39,400	(11)	*
Michael M. Smith	26,325	(12)	*

Named Executive Officers

Mark J. Grescovich**	113,112		*
Lloyd W. Baker	26,583	(13)	*
Richard B. Barton	12,804		*
Cynthia D. Purcell	13,031		*
Keith A. Western	13,257		*

All Executive Officers and Directors as a Group (28 persons)	566,145		1.71
_____________
*	Less than 1% of shares outstanding.
**	Also a director of Banner.
(1)
Shares of restricted stock granted under the 2012 Restricted Stock and Incentive Bonus Plan and the 2014 Omnibus Incentive Plan (Amended and Restated), as to which holders have voting but not investment power, are included as follows: Messrs. Herencia, Jones and Matson, 697 shares each; Mr. Grescovich, 11,693 shares; Mr. Baker, 2,724 shares; Mr. Barton, 2,768 shares; Ms. Purcell, 3,079 shares; Mr. Western, 7,972 shares; and all executive officers and directors as a group, 52,591 shares. The amounts shown also include the following number of shares which the indicated individuals have the right to acquire within 60 days of the voting record date through the exercise of stock options granted pursuant to Banner's stock option plans: Mr. Klaue, 2,500; and Mr. Layman, 2,500; and all executive officers and directors as a group, 5,000.

(2)
Based on a Schedule 13G/A dated January 9, 2017, which reports sole voting power over 3,438,738 shares and sole dispositive power over 3,531,015 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022.

(3)
Based on a Schedule 13G/A dated February 9, 2017, which reports sole voting power over 33,839 shares, sole dispositive power over 2,495,710 shares and shared dispositive power over 35,905 shares. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(4)
Based on a Schedule 13G dated February 6, 2017, which reports sole voting power over 1,093,042 shares, sole dispositive power over 1,871,505 shares and shared dispositive power over 254,421 shares. The address for The Bank of New York Mellon Corporation is 225 Liberty Street, New York, New York 10286.

(5)	Includes 1,676 shares owned by a trust directed by Mr. Budke and his wife.
(6)	Includes 100 shares held jointly with her husband.
(7)	Includes 8,485 shares owned solely by his wife.
(8)	Includes 142 shares held as custodian for minors.
(9)	Includes 10,714 shares which have been pledged.
(10)	Includes 36,935 shares owned by companies controlled by Mr. Orrico and 18,827 shares owned by trusts directed by Mr. Orrico.
(11)	Includes 26,998 shares held jointly with his wife.
(12)	Includes 1,457 shares held jointly with his wife, 2,285 shares owned solely by his wife and 7,142 shares owned by a company controlled by Mr. Smith.
(13)	Includes 121 shares owned solely by his wife and 8,489 shares held jointly with his wife.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors currently consists of 15 members and is divided into three classes. On February 28, 2017, the Board of Directors appointed Merline Saintil as a director. Ms. Saintil was recommended as a director by a non-employee director. Directors Foster, Gillfillan and Jones will retire effective as of the annual meeting of shareholders. In conjunction with the annual meeting, the size of the Board of Directors will be reduced to 12 members. One-third of the directors are elected annually to serve for a three-year period or until their respective successors are elected and qualified. The table below sets forth information regarding each director of Banner and each nominee for director. The Corporate Governance/Nominating Committee of the Board of Directors selects nominees for election as directors. Each of our nominees currently serves as a Banner director.

On December 1, 2016, Spencer C. Fleischer and Doyle L. Arnold resigned from the Boards of Directors of Banner and Banner Bank. Messrs. Fleischer and Doyle were appointed as directors on October 1, 2015 and March 1, 2016, respectively, in connection with Banner's acquisition of the holding company of AmericanWest Bank and were designees of Friedman Fleischer and Lowe Capital Partners III, L.P. ("FFL"), and Oaktree Principal Fund V (Delaware) (together with FFL, the "Investors"), respectively. Each Investor was a shareholder of AmericanWest's holding company and, as a result of the acquisition, became the holder of approximately 7.6% of the Banner's outstanding common shares. Under the terms of Banner's agreements with each Investor, it was entitled to nominate a director to the Boards of Directors of Banner and Banner Bank so long as it owned more than five percent of Banner's common shares. Each Investor has recently sold Banner common shares and now owns less than five percent of the shares. In accordance with applicable agreements, Messrs. Fleisher and Arnold resigned as a director of Banner and Banner Bank and any committees.

Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority. At this time, we are not aware of any reason why a nominee might be unable to serve if elected.

The Board of Directors recommends a vote FOR the election of Mark J. Grescovich, David A. Klaue and Merline Saintil, each for a three-year term.

Name	Age as of December 31, 2016	Year First Elected or Appointed Director (1)	Term to Expire

BOARD NOMINEES

Mark J. Grescovich	52	2010	2020 (2)
David A. Klaue	63	2007	2020 (2)
Merline Saintil	40	2017	2020 (2)

DIRECTORS CONTINUING IN OFFICE

Gordon E. Budke	75	2002	2018
Roberto R. Herencia	57	2016	2018
John R. Layman	58	2007	2018
David I. Matson	72	2016	2018
Michael M. Smith	62	2003	2018
Robert D. Adams	75	1984	2019
Connie R. Collingsworth	58	2013	2019
Brent A. Orrico	67	1999	2019
Gary Sirmon	73	1983	2019
_____________
(1)  Includes prior service on the Board of Directors of Banner Bank for Messrs. Adams and Sirmon.
(2)  Assuming election or re-election.

Information Regarding Nominees for Election. Set forth below is the present principal occupation and other business experience during the last five years of each nominee for election, as well as a brief discussion of the particular experience, qualifications, attributes and skills that led the Board to conclude that the nominee should serve as a director of Banner.

Mark J. Grescovich is President and Chief Executive Officer, and a director, of Banner Corporation and Banner Bank. Mr. Grescovich joined the Bank in April 2010 and became Chief Executive Officer in August 2010 following an extensive banking career specializing in finance, credit administration and risk management. Prior to joining the Bank, Mr. Grescovich was the Executive Vice President and Chief Corporate Banking Officer for Akron, Ohio-based FirstMerit Corporation and FirstMerit Bank N.A., a commercial bank with $14.5 billion in assets and over 200 branch offices in three states. He assumed the role and responsibility for FirstMerit's commercial and regional line of business in 2007, having served since 1994 in various commercial and corporate banking positions, including that of Chief Credit Officer. Prior to joining FirstMerit, Mr. Grescovich was a Managing Partner in corporate finance with Sequoia Financial Group, Inc. of Akron, Ohio and a commercial and corporate lending officer and credit analyst with Society National Bank of Cleveland, Ohio.

David A. Klaue served as Chairman of the Board of Directors of F&M Bank until its acquisition by Banner Bank in May 2007. He is Chairman of the Board of Empire Lumber Co., a diversified wood products manufacturer with operations in Washington, Idaho and Montana; Felts Field Aviation, an air transportation company; Park Ranch Land & Cattle Co., a cow/calf feeder and hay producer; and Empire Investments, a real estate investment company, companies with which he has been affiliated for over 35 years. He is a managing member in various other real estate investment, equipment and sales companies. Mr. Klaue's career has afforded him expertise in banking, business, agricultural and real estate management.

Merline Saintil has served since November 2014 as Head of Operations for the Product & Technology group at Intuit in Mountain View, California, where her core responsibilities include driving global strategic growth priorities, leading merger and acquisition integration and divestitures, and overseeing the vendor management office. Before joining Intuit, Ms. Saintil served as Yahoo's Head of Operations for Mobile & Emerging Products from February 2014 to November 2014, where she rapidly scaled the engineering organization through acquisitions and organic growth. Prior to joining Yahoo, Ms. Saintil increased her knowledge of technology and operations through a variety of roles at Joyent (2011-2013), PayPal (2010-2011), Adobe (2006-2010) and Sun Microsystems (2000-2006). In addition to her business interests, Ms. Saintil is passionate about supporting women and girls in leadership and technology. She currently serves on the Board of Directors of Watermark and Iridescent – two non-profits dedicated to increasing the number of women in leadership positions, and supporting girls in entrepreneurship and technology, respectively. She has received numerous awards for her contributions to her community and support of women in technology including being recognized by Business Insider as #6 on their list of the 22 Most Powerful Women Engineers in the World. Ms. Saintil received a B.S. from Florida A&M University, where she graduated summa cum laude and was the valedictorian. She earned her M.S. from Carnegie Mellon University and has completed Stanford Directors' College and Harvard Business School's executive education programs.

Information Regarding Incumbent Directors. Set forth below is the present principal occupation and other business experience during the last five years of each director continuing in office, as well as a brief discussion of the particular experience, qualifications, attributes and skills that led the Board to conclude that the director should serve on Banner's Board of Directors.

Gordon E. Budke is President of Budke Consulting, PLLC, which specializes in general business assistance to small and growing companies. A Certified Public Accountant with over 38 years of experience in public accounting, Mr. Budke retired as a partner from Coopers & Lybrand (now PricewaterhouseCoopers) in October 1997. His qualification as an audit committee financial expert was the primary reason for his nomination to the Board. Mr. Budke also serves on the Board of Directors of Yoke's Foods, Inc.

Roberto R. Herencia has been President and Chief Executive Officer of BXM Holdings, a fund specializing in community bank investments. He is a director and Chairman of the Board of First Bancorp and its subsidiary, FirstBank Puerto Rico, positions he has held since October 2011. He has been an independent director and the Chairman of the Board of Byline Bancorp and its subsidiary bank, Byline Bank, since June 2013. Between 2009 and 2010, Mr.

Herencia was President and Chief Executive Officer of Midwest Banc Holdings, Inc. and its subsidiary, Midwest Bank and Trust. Prior to that, he spent 17 years with Popular Inc. as its Executive Vice President and as President of Popular Inc.'s subsidiary, Banco Popular North America. Prior to joining Popular, Mr. Herencia spent 10 years with The First National Bank of Chicago (now J.P. Morgan Chase) in a variety of roles, including Deputy Senior Credit Officer and Head of the Emerging Markets Division. Mr. Herencia has served on the Overseas Private Investment Corporation's Board of Directors since his appointment by President Obama in 2011. He graduated magna cum laude and received his B.S.B.A. in finance from Georgetown University and his M.B.A. from the Kellogg School of Management at Northwestern University.

John R. Layman served as co-Vice Chairman of the Board of Directors of F&M Bank until its acquisition by Banner Bank in May 2007. He is managing partner of Layman Law Firm, PLLP, with which he has been associated since 1983. His areas of practice include real estate development, commercial litigation, personal injury and product liability. He also has experience in corporate duties, securities litigation, fiduciary obligations, corporate governance and compliance and reporting requirements.

David I. Matson is a former bank executive with nearly 40 years of banking experience. He currently serves as a director of First Bancorp., San Juan, Puerto Rico. Mr. Matson served as an independent director of SKBHC Holdings LLC, and its subsidiary, Starbuck Bancshares, Inc., both bank holding companies based in Seattle, Washington; and as a director of AmericanWest Bank, a Washington state non-member bank, and the First National Bank of Starbuck, both subsidiaries of Starbuck Bancshares from 2010 until October 1, 2015 when SKBHC Holdings LLC merged with Banner. Mr. Matson entered the banking sector as a vice president and area manager at Wells Fargo Leasing, a subsidiary of Wells Fargo & Company. In 1976, Mr. Matson joined Union Bank and served in increasingly senior roles within that organization until his retirement in 2010. During his tenure at Union Bank, Mr. Matson served in a variety of management roles across the institution, including senior loan and credit officer; controller; senior vice president of merchant banking; senior vice president of institutional and deposit markets; executive vice president and director of Union Bank's finance group; chief financial officer of the holding company and its subsidiary (Union Bank); and as its vice chairman and chief financial officer until his retirement in February 2010.

Michael M. Smith has managed a family-owned farming and orchard operation, B.T. Loftus Ranches, Inc., in Washington's Yakima valley since 1974. He is also a founder, director and former president of Yakima Chief, Inc., an international hops sales organization. Mr. Smith's career has afforded him experience in managing financial and operational aspects of agricultural companies.

Robert D. Adams sold his business interests in 2005 as a partner in, and retired as President and Chief Executive Officer of, Carroll Adams Tractor Co., which sold and rented farm, industrial and consumer equipment and with which he was affiliated for 36 years. Through his career, Mr. Adams developed expertise in management, risk assessment, and agricultural and commercial building construction. Also during his career, Mr. Adams remained active in the United States Air Force Reserve, retiring as a Lt. Colonel.

Connie R. Collingsworth serves as the Chief Legal Officer and Secretary of the Bill & Melinda Gates Foundation in Seattle, Washington, where she manages the Foundation's legal needs and has provided leadership in the areas of risk management, compliance and corporate governance. Since 2007, she has also served on the Foundation's Executive Leadership Team, which is responsible for the development and execution of Foundation-wide strategy and policy and coordination of overall operations. Prior to joining the Foundation in 2002, Ms. Collingsworth was a partner of Preston Gates & Ellis, now K&L Gates, a leading Northwest law firm based in Seattle, where she served as lead attorney for a broad range of commercial transactions, mergers and acquisitions, and private equity financings. Ms. Collingsworth also serves on the Board of Directors of Premera Blue Cross, one of the largest health plan providers in the Pacific Northwest.

Brent A. Orrico is President of FAO Corporation, an asset management company, and is a principal of B & O Financial Management Company, with which he has been affiliated for 20 years. Mr. Orrico has 36 years of experience in banking and finance-related business activities, including having served as an executive officer at a major financial institution and being a founding member of two community banks. Mr. Orrico also serves as a director of Islanders Bank.

Gary Sirmon is Chairman of the Board and a director of Banner and Banner Bank. He joined Banner Bank in 1980 as an Executive Vice President and served as its Chief Executive Officer from 1982 until February 2002. Mr. Sirmon's extensive career in banking has given him expertise in management, strategic planning, risk management, and mergers and acquisitions.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board of Directors

The Board of Directors conducts its business through Board meetings and through its committees. During the year ended December 31, 2016, the Board of Directors held nine meetings. No director attended fewer than 75% of the total meetings of the Board and committees on which such person served during this period.

Committees and Committee Charters

The Board of Directors has standing Executive, Audit, Compensation, Risk and Corporate Governance/Nominating Committees. The Board has adopted written charters for the Audit, Compensation, Risk and Corporate Governance/ Nominating Committees and although copies of these charters are not available on our website, the charters, excepting the Risk Committee charter, must be attached to the annual meeting proxy statement at least once every three years or when the charter has been materially amended. The Audit, Compensation and Corporate Governance/Nominating Committee charters are attached to this Proxy Statement as Appendix A, Appendix B and Appendix C, respectively.

Executive Committee

The Executive Committee, consisting of Directors Orrico (Chairman), Budke, Collingsworth, Gillfillan, Grescovich, Matson, Sirmon and Smith, acts for the Board of Directors when formal Board action is required between regular meetings. The Committee has the authority to exercise all powers of the full Board of Directors, except that it does not have the power to, among other things, declare dividends, authorize the issuance of stock, amend the Bylaws or approve any agreement of merger or consolidation other than mergers with Banner subsidiaries. The Executive Committee met once during the year ended December 31, 2016.

Audit Committee

The Audit Committee, consisting of Directors Budke (Chairman), Adams, Klaue, Layman and Matson, oversees management's fulfillment of its financial reporting responsibilities and maintenance of an appropriate internal control system. It also has the sole authority to appoint or replace our independent auditor and oversees the activities of our internal audit functions. The Audit Committee believes it has fulfilled its responsibilities under its charter. The Committee met 12 times during the year ended December 31, 2016.

Each member of the Audit Committee is "independent," in accordance with the requirements for companies quoted on The NASDAQ Stock Market ("NASDAQ"). In addition, the Board of Directors has determined that Mr. Budke meets the definition of "audit committee financial expert," as defined by the SEC.

Compensation Committee

The Compensation Committee, which consists of Directors Smith (Chairman), Collingsworth, Herencia and Orrico, sets salary policies and levels for executive officers and oversees all of our salary and incentive compensation programs. The Committee believes it has fulfilled its responsibilities under its charter. The Compensation Committee met seven times during the year ended December 31, 2016.

Each member of the Compensation Committee is "independent," in accordance with the requirements for companies quoted on NASDAQ. The Committee meets, outside of the presence of Mr. Grescovich, to discuss his compensation and make its recommendation to the full Board, which then votes on his compensation. Mr. Grescovich makes recommendations to the Compensation Committee regarding the compensation of all other executive officers. The Committee considers the recommendations of Mr. Grescovich and makes its recommendation to the full Board, which then votes on executive compensation.

Risk Committee

The Risk Committee, consisting of Directors Orrico (Chairman), Adams, Foster, Grescovich and Jones, was established in September 2010 to provide effective oversight of our enterprise-wide risk structure and the processes established to identify, measure, monitor and manage our credit risk, market and liquidity risk, interest rate risk and operating risk, including technology, legal and compliance risk. The Committee also reviews management's strategies and policies for managing these risks and serves as the primary point of contact between the Board and senior management in assessing enterprise-wide risk management activities and effectiveness. The Risk Committee met seven times during the year ended December 31, 2016.

Corporate Governance/Nominating Committee

The Corporate Governance/Nominating Committee, consisting of Directors Collingsworth (Chair), Foster, Gillfillan and Smith, assures that we maintain the highest standards and best practices in all critical areas relating to the management of the business of Banner. The Committee also selects nominees for the election of directors and develops a list of nominees for board vacancies. The Corporate Governance/Nominating Committee believes it has fulfilled its responsibilities under its charter. Each member of the Committee is "independent," in accordance with the requirements for companies quoted on NASDAQ. The Committee met eight times during the year ended December 31, 2016.

Only those nominations made by the Committee or properly presented by shareholders will be voted upon at the annual meeting. In its deliberations for selecting candidates for nominees as director, the Committee considers the candidate's level of success and respect in the candidate's field, as well as the candidate's independence, communication skills, education, character and community involvement. The Committee also considers the candidate's knowledge of the banking business and whether the candidate would provide for adequate representation of our market area. Any nominee for director made by the Committee must be highly qualified with regard to some or all these attributes. The Committee does not specifically consider diversity in identifying nominees for director; however, the Committee believes that the judicious application of the criteria described above provide Banner with a well-rounded and effective Board with a diverse range of experience and perspectives.

In searching for qualified director candidates to fill vacancies in the Board, the Committee solicits its current Board of Directors for names of potentially qualified candidates. Additionally, the Committee may request that members of the Board of Directors pursue their own business contacts for the names of potentially qualified candidates. The Committee would then consider the potential pool of director candidates, select the candidate the Committee believes best meets the then-current needs of the Board, and conduct a thorough investigation of the proposed candidate's background to ensure there is no past history that would cause the candidate not to be qualified to serve as a Banner director. The Committee will consider director candidates recommended by our shareholders. If a shareholder submits a proposed nominee, the Committee would consider the proposed nominee, along with any other proposed nominees recommended by members of the Board of Directors, in the same manner in which the Committee would evaluate its nominees for director. For a description of the proper procedure for shareholder nominations, see "Shareholder Proposals" in this Proxy Statement.

Leadership Structure

The positions of Chairman of the Board and of President and Chief Executive Officer are held by two persons. This has been the case since 1995, when Banner was formed to become the holding company for Banner Bank. The Board believes this structure is appropriate for Banner because it provides the Board with capable leadership and independence from management. It also allows the President and Chief Executive Officer to focus on the day-to-day business of managing Banner, while the Chairman leads the Board.

Board Involvement in the Risk Management Process

The Board of Directors recognizes that effective risk management requires a high level of cooperation between the Board and senior management. Nonetheless, the Board has established and maintains its independence in overseeing the conduct of Banner, including the risk management process. The Board's leadership structure takes into account its risk administration function by the conduct of its business through Board meetings and through its committees, in particular the Corporate Governance/Nominating, Audit and Risk Committees, as well as by the separation of the positions of Chairman of the Board and of President and Chief Executive Officer as described above.

Directors keep themselves informed of the activities and condition of Banner and of the risk environment in which it operates by regularly attending Board and assigned Committee meetings, and by review of meeting materials, auditor's findings and recommendations, and supervisory communications. Directors stay abreast of general industry trends and any statutory and regulatory developments pertinent to Banner and the Banks by periodic briefings by senior management, counsel, auditors or other consultants, and by more formal director education. The Corporate Governance/ Nominating Committee monitors and evaluates director training and information resources.

The Board oversees the conduct of Banner's business and administers the risk management function by:

•	selecting, evaluating, and retaining competent senior management;

•	establishing, with senior management, Banner's long- and short-term business objectives, and adopting operating policies to achieve these objectives in a legal and sound manner;

•	monitoring operations to ensure that they are controlled adequately and are in compliance with laws and policies;

•	overseeing Banner's business performance; and

•	ensuring that the Banks help to meet our communities' credit needs.

These responsibilities are governed by a complex framework of federal and state law and regulation as well as regulatory guidelines applicable to the operation of Banner and the Banks.

The Board ensures that all significant risk taking activities are covered by written policies that are communicated to appropriate employees. Specific policies cover material credit, market, liquidity, operational, legal and reputation risks. The policies are formulated to further Banner's business plan in a manner consistent with safe and sound practices. The Board ensures that all such policies are monitored by senior management to make certain that they conform with changes in laws and regulations, economic conditions, and Banner's and the Banks' circumstances. The policies are implemented by senior management who develop and maintain procedures, including a system of internal controls, designed to foster sound practices, to comply with laws and regulations, and to protect Banner against external crimes and internal fraud and abuse.

The Board's policies also establish mechanisms for providing the Board with the information needed to monitor Banner's operations. This includes senior management reports to the Board. These reports present information in a form meaningful to members of the Board, who recognize that the level of detail and frequency of individual senior management reports will vary with the nature of the risk under consideration and Banner's and the Banks' unique circumstances.

The Board further enhanced its involvement in the risk management process in September 2010 by the establishment of a Risk Committee. The Risk Committee reviews management's strategies and policies for managing enterprise-wide risks and the processes established to identify, measure, monitor and manage those risks. The Risk Committee also serves as the primary point of contact between the Board and senior management in assessing enterprise-wide risk management activities and effectiveness.

The Board has also established a mechanism for independent third party review and testing of compliance with policies and procedures, applicable laws and regulations, and the accuracy of information provided by senior management. This is accomplished, for example, by the Director of Internal Audit reporting directly to the Audit Committee. In addition, an annual external audit is performed. The Audit Committee reviews the auditors' findings with senior management and monitors senior management's efforts to resolve any identified issues and recommendations. The Audit Committee provides regular reports of its activities to the Board.

The Board also reviews reports of inspection and examination or other supervisory activity, and any other material correspondence received from Banner's regulators. Findings and recommendations, if any, are carefully reviewed, and progress in addressing such matters is routinely monitored.

Corporate Governance

We are committed to establishing and maintaining high standards of corporate governance. The Corporate Governance/Nominating Committee is responsible for initiatives to comply with the provisions contained in the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC adopted thereunder, and NASDAQ rules governing corporate governance. The Committee will continue to evaluate and improve our corporate governance principles and policies as necessary and as required.

Code of Ethics. On June 19, 2003, the Board of Directors adopted the Officer and Director Code of Ethics. The Code is applicable to each of our directors and officers, including the principal executive officer and senior financial officers, and requires individuals to maintain the highest standards of professional conduct. The Code of Ethics was amended on June 23, 2015 to include a provision regarding director resignation upon the termination of the contractual right of a shareholder to nominate a director and to add a confidentiality agreement. A copy of the Code of Ethics was filed as an exhibit to Banner's Annual Report on Form 10-K for the year ended December 31, 2015.

Communications with Shareholders. The Board of Directors maintains a process for shareholders to communicate with the Board. Shareholders wishing to communicate with the Board of Directors should send any communication to the Secretary, Banner Corporation, 10 S. First Avenue, Walla Walla, Washington 99362. Any communication must state the number of shares beneficially owned by the shareholder making the communication. The Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action.

Annual Meeting Attendance by Directors. We do not have a policy regarding Board member attendance at annual meetings of shareholders. All directors attended last year's annual meeting of shareholders.

Related Party Transactions. We have a number of written policies governing transactions with related parties. These policies are intended to ensure that all transactions entered into with related parties are in the best interests of Banner and its shareholders. As a general rule, transactions with directors and officers, and their related interests are prohibited. An exception applies to normal banking relationships.

Our Code of Ethics provides that where an officer or director finds that any financial or business relationship with customers, consultants, or vendors may impair, or appear to impair, the independence of business judgment on behalf of Banner, that person must (1) disclose fully to a supervisor, the Chief Executive Officer or to the Board of Directors the existence and nature of the conflict and (2) remove and insulate himself/herself from all decision-making and action related to that financial or business activity of Banner. Each year, our directors and officers complete a conflict of interest questionnaire to ensure that no conflicts, or potential conflicts, of interest are overlooked.

The Banks have followed a policy of granting loans to our employees, officers and directors, which fully complies with all applicable federal and state regulations. All outstanding loans to our directors and executive officers: (1) were made in the ordinary course of business; (2) were made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Banks; and (3) did not involve more than the normal risk of collectability or present other unfavorable features when made. Loans made to executive officers and directors are granted pursuant to the normal underwriting procedures of the Banks. Loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to that person and his or her related interests, are in excess of the greater of $25,000 or 5% of the institution's capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the Board of Directors. All lines of credit to insiders that, combined with other loans, do not exceed $500,000 for directors and their related interests or $100,000 for executive officers and that do not fall within the exceptions to Regulation O of the Board of Governors of the Federal Reserve System ("Federal Reserve") must be approved by the Board of Directors at least annually. All loan approval and review procedures are governed by written policies.

In addition, each director and executive officer completes a form annually to identify all related interests. Deposit and loan accounts of directors, executive officers and related interests are then coded in our systems so that developments can be tracked. Our Regulation O officer, a compliance specialist, monitors developments monthly and completes a quarterly report of Regulation O compliance which is submitted to the Board of Directors.

Director Independence. Our common stock is listed on The NASDAQ Global Select Market. In accordance with NASDAQ rules, at least a majority of our directors must be independent directors. The Board has determined that 14 of our 15 directors are "independent," as defined by NASDAQ. Robert D. Adams, Gordon E. Budke, Connie R. Collingsworth, Jesse G. Foster, Michael J. Gillfillan, Roberto R. Herencia, D. Michael Jones, David A. Klaue, John R. Layman, David I. Matson, Brent A. Orrico, Merline Saintil, Gary Sirmon and Michael M. Smith are independent. Former director Constance H. Kravas was independent and former directors Spencer C. Fleischer and Doyle L. Arnold were not independent.

Stock Ownership Guidelines

In October 2015, the Board of Directors adopted a non-employee stock ownership policy requiring non-employee directors to own shares of Banner's common stock equal in value to three times the respective director's annual cash retainer. Directors are permitted to meet the policy requirements over time and are restricted from divesting shares until the policy requirement is met. As of December 31, 2016, 10 of the 13 non-employee directors exceeded the ownership requirements under the policy. The three non-employee directors who do not currently meet the ownership requirements are in the process of fulfilling the policy requirements over time.

DIRECTORS' COMPENSATION

Director Compensation Table

The following table shows the compensation paid to our directors for 2016, with the exception of Mark J. Grescovich, a director and our President and Chief Executive Officer, whose compensation is included in the section entitled "Executive Compensation."
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)

Robert D. Adams	38,500	29,818	--	--	68,318
Gordon E. Budke	47,500	39,743	--	179 (4)	87,422
Connie R. Collingsworth	40,250	33,540	--	606 (4)	74,396
Jesse G. Foster	37,500 (5)	29,818	--	7,078 (6)	74,396
Michael J. Gillfillan	34,500	29,818	--	--	64,318
Roberto R. Herencia	29,500	29,818	--	307	59,625
David A. Klaue	38,000	29,818	--	158 (7)	67,976
D. Michael Jones	33,000 (5)	29,818	6,542 (8)	135,734 (9)	205,094
John R. Layman	38,000	29,818	--	210 (7)	68,028
David I. Matson	32,500	29,818	--	307	68,125
Brent A. Orrico	68,400 (10)	29,818	--	--	98,218
Gary Sirmon	52,500 (5)	47,700	(11)	140,951 (12)	241,151
Michael M. Smith	41,500	34,780	--	--	76,280
Constance H. Kravas (13)	14,000	--	--	490	14,490
Doyle L. Arnold (14)	24,500	29,818 (15)	--	307	54,625
Spencer C. Fleischer (14)	27,500	29,818 (15)	--	307	57,625
________________
(1)	The following directors deferred all or a portion of their fees into Banner common stock, pursuant to the deferred fee agreements described below: Adams, Klaue, Kravas, Layman, Orrico and Smith.
(2)
Represents the aggregate grant date fair value of awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, "Compensation – Stock Compensation" ("FASB ASC Topic 718"). For a discussion of valuation assumptions, see Note 14 of the Notes to Consolidated Financial Statements in Banner's Annual Report on Form 10-K for the year ended December 31, 2016. Consists of awards of restricted stock units (restricted stock for Mr. Jones, Herencia and Matson) on April 29, 2016, which vest on April 25, 2017. The directors had the following number of unvested stock awards or restricted stock units outstanding on December 31, 2016: Directors Adams, Foster, Gillfillan, Herencia, Klaue, Jones, Layman, Matson and Orrico, 697 shares each; Director Budke, 929 shares; Director Collingsworth, 784 shares; Director Sirmon, 1,115 shares; and Director Smith, 813 shares.

(3)	Unless noted otherwise, consists of dividends on restricted stock.
(4)
Consists of business and occupation tax reimbursement. Effective July 1, 2010, Washington State subjects directors' fees to a 1.8% business and occupation tax, which may be reduced by a small business tax credit allowance. Banner has agreed to reimburse or pay the tax on each director's behalf.

(5)	Includes $1,000 for attending meetings of the Board of Directors of Community Financial Corporation, a subsidiary of Banner Bank.
(6)	Consists of payment under Mr. Foster's supplemental retirement agreement (as described below) and life insurance premiums paid.
(7)	Consists of the value of a life insurance premium under a split-dollar arrangement.
(8)
Consists of above-market earnings on deferred compensation. As a result of changes in the expected life assumption, there was no change in the calculated present value of Mr. Jones' supplemental retirement benefits. Had we used the same life expectancy assumption as the prior year, the value would have declined by $87,400.

(9)	Mr. Jones received $134,050 pursuant to his supplemental retirement agreement (as described below); also includes life insurance premiums paid and dividends on restricted stock.
(10)	Includes $27,400 in fees for attending meetings of the Board of Directors of Islanders Bank.
(11)
As a result of changes in the expected life assumption, there was no change in the calculated present value of Mr. Sirmon's supplemental retirement benefits. Had we used the same life expectancy assumption as the prior year, the value would have declined by $82,049.

(12)
Mr. Sirmon received $77,062 pursuant to his salary continuation agreement and $57,604 pursuant to his supplemental retirement agreement (each as described below); also includes country club dues and life insurance premiums paid.

(13)	Ms. Kravas resigned effective April 30, 2016.
(14)	Messrs. Arnold and Fleischer resigned effective December 1, 2016.
(15)	These stock awards, which had an April 25, 2017 vesting date, were forfeited at the time of the director's resignation.

Non-employee directors of Banner receive an annual cash retainer paid monthly of $30,000, an annual restricted stock or restricted stock unit award of $30,000 and a fee of $500 per committee meeting attended. The Chairman of the Board and various committee chairs receive additional retainers as follows: the Chairman of the Board, annual cash retainer of $18,000 and $18,000 in restricted stock or restricted stock units; the Chairman of the Audit Committee, annual cash retainer of $10,000 and $10,000 in restricted stock or restricted stock units, the Chairman of the Compensation Committee, annual cash retainer of $5,000 and $5,000 in restricted stock or restricted stock units; and the Chairman of the Corporate Governance/Nominating Committee, cash retainer of $3,750 and $3,750 in restricted stock or restricted stock units. The Chairman of the Risk Committee receives an additional $250 per committee meeting attended.

In order to encourage the retention of qualified directors, we have entered into deferred fee agreements whereby directors may defer all or a portion of their regular fees until retirement. Each director may direct the investment of the deferred fees toward the purchase of life insurance, Banner common stock, mutual fund-style investments or a stable value account. We have established grantor trusts to hold the common stock and mutual fund-style investments. The assets of the trusts are considered part of our general assets and the directors have the status of unsecured creditors of Banner with respect to the trust assets. The deferred fee agreements provide pre-retirement death and disability benefits in an amount equal to the value of the director's account balance upon the occurrence of either event. At retirement, a director, as previously elected, may receive the balance of his or her account in a lump sum or in annual installments over a period not exceeding ten years. In connection with its acquisitions, Banner also assumed liability for certain deferred compensation plans for the acquired institutions' directors. At December 31, 2016, our estimated deferred compensation liability accrual with respect to non-employee directors under these agreements was $4.0 million.

Banner Bank entered into agreements to provide supplemental retirement benefits to Messrs. Foster, Jones and Sirmon while each was employed by Banner as an executive officer. Mr. Foster received his final payment on January 15, 2016. Banner Bank has purchased life insurance to recover the benefits payable under these agreements upon each individual's death. The agreements provide that, following retirement at or after attaining age 65 for Mr. Jones and age 62 for Mr. Sirmon and for a minimum of a 180-month period thereafter, Banner Bank will pay each individual (or his beneficiary) an annual benefit based on his level of pre-retirement compensation and other retirement benefits. Mr. Jones' monthly benefit is $11,171 and was first paid on March 1, 2011. Mr. Sirmon's monthly benefit is approximately $4,800 and was first paid on August 1, 2005.

Banner Bank entered into a salary continuation agreement in October 1993 with Mr. Sirmon, a director and former President and Chief Executive Officer of Banner and Banner Bank, to ensure his continued service through retirement. Banner Bank has purchased life insurance to recover the benefits payable under the agreement upon Mr. Sirmon's death. Mr. Sirmon retired on July 16, 2005 and will receive monthly payments over a minimum of a 180-month period following retirement. Mr. Sirmon's monthly benefit is approximately $6,422 and was first paid on August 1, 2005.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses our executive compensation philosophy and programs, and is intended to give context to the tables that follow in the section entitled, "Executive Compensation." In particular, we address the 2016 compensation of the following individuals, who are known as our named executive officers:

•	Mark J. Grescovich, President and Chief Executive Officer;
•	Lloyd W. Baker, Executive Vice President and Chief Financial Officer, Banner;
•	Richard B. Barton, Executive Vice President and Chief Credit Officer;
•	Cynthia D. Purcell, Executive Vice President of Retail Banking and Administration; and
•	Keith A. Western, Executive Vice President, California and Southern Oregon Commercial Banking.

Executive Summary

2016 Corporate Highlights. For the year ended December 31, 2016, Banner reported a net profit available to common shareholders of $85.4 million or $2.52 per diluted share. Management achieved substantial success on Banner's goals to develop and continue strong earnings momentum as well as to maintain a moderate risk profile.

Highlights of this success for the year included outstanding client acquisition and account growth, significantly increased non-interest-bearing deposit balances and solid growth for targeted loan categories. Highlights also included continued strong asset quality coupled with increased reserves, resulting in meaningfully increased revenues from core operations. The increased revenues reflect a solid net interest margin and growth in non-interest revenues.

Banner's operating results for the year were substantially impacted by its acquisitions in 2015. In March 2015, Banner completed the acquisition of Siuslaw Financial Group, Inc., the holding company of Siuslaw Bank, with ten branch offices in Lane County, Oregon; and in October 2015, Banner completed the acquisition of Starbuck Bancshares, Inc., the bank holding company of AmericanWest Bank, headquartered in Spokane, Washington. In particular, the AmericanWest Bank acquisition dramatically increased the scale and reach of Banner, which nearly doubled in size in terms of assets, loans, deposits and branches, expanding its market presence in Washington, Oregon and Idaho and introducing new growth markets in California and Utah. In connection with the AmericanWest Bank acquisition, management successfully converted its accounts onto Banner's core operating systems and upgraded the electronic and mobile banking system for the entire Banner Bank customer base.

Highlights of performance in 2016 include:

•	completion of the integration of two significant mergers;

•	$129 million, or 2%, growth in loans;

•	$521 million, or 20%, growth in non-interest-bearing deposits;

•	$375 million, or 6%, growth in core deposits, with core deposits representing 87% of total deposits, an increase from 83% at the end of the prior year;

•	revenues from core operations increased 50% to $460.3 million;

•	net interest margin was 4.20% compared to 4.10% in 2015;

•	deposit fees increased by 21%;

•	revenues from mortgage banking operations increased by 44%;

•	moderate risk profile in asset quality with non-performing assets of just 0.35% of total assets;

•	dividends to shareholders increased from $0.72 per share to $0.88 per share;

•	repurchased 1,145,250 shares of common stock at an average price of $44.29 per share; and

•	tangible book value of $31.06 per share, compared to $29.64 a year earlier, and tangible common equity ratio of 10.83% at December 31, 2016.

2016 Executive Compensation Highlights. Our executive compensation program encourages and rewards sustainable growth in company value, while prudently managing risk and aligning the interests of our executives with those of our shareholders. The structure of our program has been important in support of our growth objectives and the critical need to keep our most senior leaders focused on the execution of our business strategy. The pay-for-performance and governance principles that guide our program were fundamental to the following compensation decisions made by the Compensation Committee for 2016:

•
Increased emphasis on performance-based pay: Banner's competitive positioning of executive compensation relative to size-appropriate peer institutions declined materially following its 2015 acquisition of AmericanWest Bank. Consistent with our pay-for-performance philosophy, the Committee determined that increases in total pay opportunity would emphasize performance-based elements first and foremost. To this end, the Committee increased Mr. Grescovich's target annual and long-term incentive (LTI) opportunities as a percentage of base salary and, at the recommendation of Mr. Grescovich, approved increases to the target annual and long-term incentive opportunities for the other named executive officers. The changes are summarized below:

Executive	Annual incentive target % of salary	Performance-based LTI target % of salary	Time-based LTI target % of salary

Mark J. Grescovich
2015	50%	30%	40%
2016	70%	40%	50%

Other named executive officers
2015	25%	20%	20%
2016	35%	25%	25%

See the discussion beginning on page 21 for details regarding the 2016 annual and long-term incentive arrangements.

•	Base salaries: The named executive officers received salary increases of two percent (2.8% for Mr. Grescovich), which was consistent with general staff salary increases for the year.

•
2016 annual incentive results: While performance against goals varied by performance measure, each of the named executive officers earned annual incentive payouts between 56% and 71% of their overall target opportunities. Please see the discussion beginning on page 22 for more information.

•
2014-2016 performance shares results: None of the performance shares granted in 2014 for the 2014-2016 performance cycle vested as the threshold performance requirements were not achieved. Please see the discussion beginning on page 24 for more information.

As discussed in last year's Compensation Discussion & Analysis, the Compensation Committee recommended, and the Board approved, the following special, one-time stock awards in 2016 for certain named executive officers related to the successful acquisitions and early integration activity that occurred in 2015.

•
Special equity award for the Chief Executive Officer: In recognition of his extraordinary leadership during 2015, Mr. Grescovich received a special, one-time grant of 11,000 restricted stock units (RSUs) on March 14, 2016. These RSUs were fully vested on the date of grant. However, to further align Mr. Grescovich's compensation with the long-term interests of our shareholders, these RSUs will not be converted to shares and released to Mr. Grescovich until after his separation from service with Banner.

•
Special stock bonus awards for certain other named executive officers: Upon the recommendation of Mr. Grescovich, the Compensation Committee approved a discretionary stock bonus pool of 7,500 shares for distribution to certain Banner executives, including Messrs. Baker and Barton and Ms. Purcell. The primary purpose of the stock bonus pool was to recognize the valuable contribution of certain individuals, above and beyond their normal responsibilities, to the successful 2015 due diligence, negotiation and early stages of integration related to the 2015 acquisitions. Stock bonuses, granted free of restrictions, to named executive officers in 2016 for 2015 performance were as follows: Mr. Baker, 915 shares, Mr. Barton, 929 shares, and Ms. Purcell, 1,044 shares.

Results of Shareholder Vote on Executive Compensation. We are required to periodically permit shareholders to vote to approve executive compensation, commonly known as a say-on-pay proposal. At last year's annual meeting of shareholders, the resolution was approved by nearly 95% of the shares present for purposes of voting on executive compensation. The Board and Compensation Committee considered the affirmative vote of the shareholders on the say-on-pay resolution at last year's annual meeting as additional confirmation that our existing executive compensation practices were reasonable and aligned with the interests of our shareholders.

Executive Compensation Practices. We are committed to strong compensation governance and continually monitor the evolution of best compensation practices. Some of the more important practices incorporated into our program include the following:

•
Regular review of pay versus performance. The Committee continually reviews the relationship between executive compensation (particularly Chief Executive Officer) and Banner's performance on both an absolute basis and relative to its compensation benchmarking peer group (described in the section entitled "Compensation Benchmarking").

•
Rigorous and diversified performance metrics. The Committee annually reviews performance goals for our annual and long-term incentive awards to assure the use of diversified and rigorous but attainable goals.

•
No repricing or cash buyouts of underwater stock options or stock appreciation rights. Exercise prices are not allowed to be reduced, nor are outstanding awards allowed to be replaced with stock options or stock appreciation rights with a lower exercise price, without shareholder approval (except to adjust for stock splits or similar transactions), and Banner does not allow buyouts of underwater stock options or stock appreciation rights under any circumstances.

•
Use of double-triggers. All change-in-control severance arrangements and accelerated vesting on all equity awards have a double-trigger, rather than a single-trigger for benefit eligibility. This means that a change-in-control will not automatically entitle an executive to severance benefits or acceleration of vesting in outstanding equity awards; the executive must also lose his or her job, suffer a significant adverse change to employment terms and conditions, or be denied the continuation (or replacement) of the outstanding unvested awards by the acquiring company.

•
No excessive perquisites. We provide limited perquisites to our executives that are consistent with the practices of our peer group and other comparable financial institutions. Benefits include use of company cars, auto allowances and/or club memberships believed to be advantageous to Banner.

•	No tax gross-ups. Parachute excise tax reimbursements and gross-ups will not be provided in the event of a change-in-control.

•
Clawback of compensation. The Annual and Long-term Incentive Plans both provide that incentive awards are subject to clawback in the event that Banner is required to prepare an accounting restatement due to error, omission or fraud.

•	Review of Committee charter. The Compensation Committee reviews its charter annually to incorporate best-in-class governance practices. The charter is attached to this Proxy Statement as Appendix B.

Compensation Program Objectives and Governance

Objectives and Overview of the Compensation Program. Our executive compensation policies are designed to establish an appropriate relationship between executive pay and the annual and long-term performance of Banner and Banner Bank, to reflect the attainment of short- and long-term financial performance goals, to enhance our ability to attract and retain qualified executive officers, and to align the interests of management and shareholders. The principles underlying the executive compensation policies include the following:

•	attract and retain key executives who are vital to our long-term success and are of the highest caliber;

•	provide levels of compensation competitive with those offered throughout the financial industry and consistent with our level of performance, complexity and market capitalization;

•	motivate executives to enhance long-term shareholder value by granting awards tied to the value of our common stock; and

•	integrate the compensation program with our annual and long-term strategic planning and performance measurement processes.

The Compensation Committees of Banner and Banner Bank consider a variety of subjective and objective factors in determining the compensation package for individual executives including: (1) the performance of Banner and Banner Bank as a whole with emphasis on annual performance factors and long-term objectives; (2) the responsibilities assigned to each executive; and (3) the performance of each executive of assigned responsibilities as measured by the progress of Banner and Banner Bank during the year.

Target Total Direct Compensation. A significant portion of total compensation opportunity for our executives is performance-based, with performance goals focused on growing sustainable company value while prudently managing risk. Performance-based pay comprised 46% of our Chief Executive Officer's target total direct compensation opportunity in 2016 and 32% for the other named executive officers. The following table provides a summary:

Allocation of 2016 Target Total Direct Compensation for the Named Executive Officers
Pay Component	Chief Executive Officer	Other Named Executive Officers

Base salary	38%	54%
Target annual incentive	27%	19%
Target performance-based equity	19%	14%
Time-based restricted stock	15%	14%
Target total direct compensation	100%	100%

Compensation Governance. The Compensation Committee of the Banner Board of Directors is responsible for setting the policies and compensation levels for Banner directors, officers and employees, while the Compensation Committee of the Banner Bank Board of Directors is responsible for setting the policies and compensation levels for Banner Bank directors, officers and employees. Banner Bank is the primary subsidiary of Banner. Each Committee is responsible for evaluating the performance of the Chief Executive Officer, while the Chief Executive Officer evaluates the performance of other senior officers and makes recommendations to the appropriate Committee regarding compensation levels. The Chief Executive Officer is not permitted to attend Committee meetings during any voting or deliberations related to his compensation.

Use of Compensation Consultants. From time to time, Banner's Compensation Committee engages outside advisors to assist the Committee with its responsibilities. Since July 2012, the Committee has engaged Pearl Meyer, an independent consulting firm, to serve as the independent consultant to the Committee regarding executive and director compensation matters. Pearl Meyer is retained by, and reports directly to, the Committee, and provided no other services to Banner in 2016. Based on standards promulgated by the SEC and NASDAQ to assess compensation advisor independence, as well as the analysis conducted by Pearl Meyer in its independence review, the Compensation Committee has concluded that Pearl Meyer is an independent and conflict-free advisor to the Committee.

Compensation Benchmarking

In the second quarter of 2015, the Compensation Committee engaged Pearl Meyer to review and analyze Banner's compensation and benefit practices for the named executive officers, comparing these practices to those of Banner's peer group. The 2015 peer group approved by the Committee was based on the following criteria: (1) listed on either the NYSE or NASDAQ exchange; (2) within 0.75 to 2.0 times Banner's asset size; and (3) likely competitor for executive talent. These criteria resulted in a revised peer group consisting of the following 24 financial institutions, ranging in total assets from $7 billion to $19 billion and headquartered throughout the United States:

BancorpSouth, Inc.	NBT Bancorp Inc.
Chemical Financial Corporation	Old National Bancorp
Columbia Banking System, Inc.	PacWest Bancorp
CVB Financial Corp.	PrivateBancorp, Inc.
First Interstate BancSystem, Inc.	Texas Capital Bancshares, Inc.
First Midwest Bancorp, Inc.	Trustmark Corporation
F.N.B. Corporation	Union Bankshares Corporation
Fulton Financial Corporation	United Bankshares, Inc.
Glacier Bancorp, Inc.	United Community Banks, Inc.
Home BancShares, Inc.	Valley National Bancorp
IBERIABANK Coporation	Washington Federal, Inc.
National Penn Bancshares, Inc.	Western Alliance Bancorporation

Pearl Meyer presented the results of its benchmarking analysis to the Committee in June 2015. The analysis provided benchmarks for base salary, annual incentive, target and actual total cash compensation, long-term incentives, target and actual total direct compensation and target and actual total remuneration, including retirement benefits and perquisites. For each combination of pay, the data was presented at the 10th, 25th, 50th, 75th and 90th percentile measures. The Committee does not target a specific percentile measure for any particular component of compensation, but rather uses benchmarking information to provide important context for the competitiveness of its compensation arrangements. The Committee considered the results of the 2015 benchmarking analysis when making the 2016 pay decisions described below.

In the second quarter of 2016, the Committee engaged Pearl Meyer to conduct an updated benchmarking analysis. The 2016 peer group approved by the Committee was unchanged from the 2015 peer group, consisting of the same 24 financial institutions listed above. The Committee will revisit the findings from the 2016 analysis when making pay decisions in 2017.

Compensation Program

The Compensation Committees focus primarily on the following four components in forming the total compensation package for our named executive officers:

•	base salary;
•	short-term incentive compensation;
•	long-term incentive compensation; and
•	participation in a supplemental executive retirement program.

Base Salary. The salary levels of named executive officers are designed to be competitive within the banking and financial services industries. The Compensation Committees take a number of factors into account when setting the base salaries of the named executive officers. These factors include peer data provided by compensation consultants, the officer's level of experience, the responsibilities assigned to the officer, the officer's performance during the previous year, and Banner's overall financial health. In 2016, the named executive officers received salary increases of two percent (2.8% for Mr. Grescovich), which was consistent with general staff salary increases for the year. The Compensation Committees have not yet determined whether there will be any adjustment to the salaries of the named executive officers in 2017.

Incentive Compensation. We believe that performance-based pay opportunities and stock ownership by our officers are significant factors in aligning the interests of the officers with those of shareholders. On April 22, 2014, our shareholders approved the 2014 Omnibus Incentive Plan, which was amended and restated on March 24, 2015. This plan provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, other stock-based awards and other cash awards. The 2014 Omnibus Incentive Plan is intended to provide us flexibility in our ability to motivate, attract, and retain the services of employees and directors upon whose judgment, interest and special effort we depend. The plan allows the Compensation Committee to make performance-based awards that are fully deductible under Section 162(m) of the Internal Revenue Code.

Awards granted under the 2014 Omnibus Incentive Plan are determined based upon the officers' level of responsibility and expected contributions to Banner and Banner Bank as judged by the Compensation Committee and the Board of Directors. The Compensation Committee considers a number of factors in granting awards. These factors differ from year to year, but are fundamentally driven by the Committee's view on what is necessary to most effectively support Banner's business and leadership strategies.

Short-term Incentive Compensation. The Compensation Committee adopted criteria and rules for awarding and paying annual incentive payments to the named executive officers, as set forth in the Banner Corporation 2016 Annual Incentive Plan ("Annual Incentive Plan"). The Annual Incentive Plan was ratified and approved by Banner's Board of Directors and operates under the 2014 Omnibus Incentive Plan. The purpose of the Annual Incentive Plan is to reward employees for their contributions to the performance and success of Banner and Banner Bank. All employees are eligible to participate in the Annual Incentive Plan, subject to certain eligibility requirements, with the participants identified each year by the Compensation Committee after being proposed by our Chief Executive Officer. The Annual Incentive Plan's plan year corresponds to our fiscal year of January 1 to December 31. Each participant is assigned a target award opportunity, which is expressed as a percentage of base salary, and a range of payout opportunities from 0% up to 150% of the target incentive. Awards are determined based on a weighted combination of corporate and individual performance goals, which, with the exception of incentives for the Chief Executive Officer, are established and proposed by the Chief Executive Officer, subject to the approval of the Compensation Committee. The weighted combination of corporate and individual performance goals for the Chief Executive Officer is determined by the Compensation Committee.

On March 28, 2016, the Compensation Committee selected the participants under the Annual Incentive Plan, which include the Chief Executive Officer, all Executive Vice Presidents, and select other officers and staff of Banner and Banner Bank, and established performance goals for all participants. The annual incentive opportunities for the named executive officers, expressed as a percentage of base salary actually earned during 2016, were as follows:

Executive	Below Threshold	Threshold (50%)	Target (100%)	Stretch/Max (150%)

Mark J. Grescovich	0%	35.0%	70.0%	105.0%
Other named executive officers	0%	17.5%	35.0%	52.5%

For 2016, the Compensation Committee established the following balance between corporate and individual goals:

Executive	Corporate	Individual

Mark J. Grescovich	80%	20%
Other named executive officers	65%	35%

The portion of the Annual Incentive Plan award tied to corporate performance is based on relative and absolute performance requirements for measures established by the Compensation Committee. If Banner's financial performance relative to its 2016 peer group of financial institutions (see the "Compensation Benchmarking" discussion above) is below the established minimum percentile performance level for a given measure, no incentive would be payable for that performance goal, regardless of absolute performance, unless the Compensation Committee exercises discretion to waive the requirement. For the 2016 fiscal year, the Compensation Committee approved the following corporate performance measures for the named executive officers:

		Absolute Performance Goals			Weighting (% of Target Opportunity)
Performance Measure	Minimum Relative Performance Threshold	Threshold	Target	Stretch	CEO	Other NEOs

Return on average assets (1)	30th Percentile	1.50%	1.65%	1.85%	32%	39%
Efficiency ratio (2)	30th Percentile	65.0%	63.0%	60.0%	16%	26%
Ratio of non-performing assets to total assets (3)	50th Percentile	0.8%	0.6%	0.4%	16%	N/A
Total operating revenue (4)	50th Percentile	$441.5 million	$464.7 million	$487.9 million	16%	N/A

Payout as a percentage of target		50%	100%	150%
______________
(1)
Net income before income taxes and before provision for loan and lease losses, adjusted to remove realized gains/losses on securities, nonrecurring items and trading account income, divided by average total assets.

(2)
Noninterest expense before foreclosed property expense, amortization of intangibles and goodwill impairments as a percentage of net interest income and noninterest revenues, excluding realized gains/losses on securities, nonrecurring items and trading account income.

(3)	Nonaccrual loans, loans past due 90 days or more and still accruing and other real estate owned as a percentage of total assets, as of December 31, 2016.
(4)
Total operating revenue is net interest income plus non-interest income, adjusted to remove trading account income; does not include realized gains/losses on securities or nonrecurring revenue. Annualized rate of growth is measured as total operating revenue for the twelve-month period from January 1, 2016 to December 31, 2016, as compared to total operating revenue for the twelve-month period from January 1, 2015 to December 31, 2015.

Individual performance goals are established at the beginning of each plan year. An executive's individual goals may relate to responsibilities, projects and initiatives specific to the executive's business or function that are not covered in the corporate performance measurements, such as integration activities, new software or program implementation, and efficiency initiatives. The Compensation Committee establishes and approves corporate performance goals for all of the named executive officers and individual goals for the Chief Executive Officer, and the Chief Executive Officer establishes and approves individual goals for the other participants. With the exception of incentive awards intended to be qualified performance-based awards (as defined in the 2014 Omnibus Incentive Plan), the Compensation Committee has the discretion to adjust awards as needed to reflect the business environment and market conditions that may affect Banner's performance and incentive plan funding, or to waive, change or amend any of the Plan provisions as it deems appropriate. Incentive awards are subject to clawback if Banner is required to prepare an accounting restatement due to error, omission or fraud.

2016 Annual Incentive Plan Results. As described above, if Banner's financial performance relative to its 2016 group of peer banks is below the established minimum percentile performance level for a given corporate performance measure, no incentive would be payable for that performance goal, regardless of absolute performance, unless otherwise waived by the Compensation Committee. Based on performance relative to its group of peer banks during 2016, three of the four minimum requirements were met. Efficiency ratio (which is applicable to all named executive officers) failed to meet the minimum performance required to earn an incentive payout for that goal. The results relative to peers were as follows:

Relative Performance Measure	Actual Percentile Ranking	Required Percentile	Minimum Achieved?

Return on average assets	30%	30%	Yes
Efficiency ratio	17%	30%	No
Ratio of non-performing assets to total assets	82%	50%	Yes
Growth in total operating revenue	100%	50%	Yes

The following table summarizes Banner's performance and resulting payouts associated with the corporate goals for 2016:

Absolute Performance Measure	Performance Achieved	Payout Earned as a % of Target

Return on average assets	1.52%	55.6%
Efficiency ratio	66.27%	--
Ratio of non-performing assets to total assets	0.35%	150.0%
Growth in total operating revenue	$460,316	90.6%

The Compensation Committee determined that Mr. Grescovich's overall individual performance in 2016 was effective and that his leadership was instrumental in executing the successful integration of the mergers completed in 2015, including changes in personnel and organizational structure to address the increased complexity of operations. The Committee awarded Mr. Grescovich with a payout for 2016 individual goal performance equal to $75,000 (72% of target). Evaluation of 2016 performance against individual goals for the other named executive officers resulted in 100% of target payout for each executive as follows: $32,987 for Mr. Baker, $33,515 for Mr. Barton, $37,236 for Ms. Purcell, and $38,640 for Mr. Western.

The named executive officers earned total annual incentive payouts between 56% and 71% of target opportunity for performance during 2016, as summarized below.

Executive	Target Opportunity as % of Salary	% of Target Incentive Achieved	Incentive Earned as % of Salary	2016 Incentive Earned

Mark J. Grescovich	70%	70.7%	49.5%	$368,534
Lloyd W. Baker	35%	56.7%	19.8%	$53,439
Richard B. Barton	35%	56.7%	19.8%	$54,294
Cynthia D. Purcell	35%	56.7%	19.8%	$60,323
Keith A. Western	35%	56.7%	19.8%	$62,597

2016 Discretionary Bonus Pool. Mr. Grescovich recommended, and the Compensation Committee approved, a discretionary bonus pool of $530,000 for senior management, with individual awards based on 2016 performance that was not adequately captured within the annual incentive plan with regard to multiple systems conversions, the addition of new markets and personnel, continued new client acquisition and an increased workload. Mr. Grescovich did not participate in the discretionary pool. The other named executive officers received discretionary awards as follows: $50,000 for Messrs. Baker and Barton, $60,000 for Ms. Purcell, and $40,000 for Mr. Western.

Long-term Incentive Compensation. The Compensation Committee considers equity awards a form of long-term compensation as they are made subject to a multi-year vesting schedule. Pursuant to the 2014 Omnibus Incentive Plan, the Compensation Committee may grant various stock and cash-based awards from time to time. Awards may be subject to time- and/or performance-based vesting conditions.

On March 28, 2016, in connection with the 2014 Omnibus Incentive Plan, the Committee established the 2016 Long-Term Incentive Plan, under which the Committee determined to grant both time-based and performance-based awards effective April 1, 2016 to each of the named executive officers. The time-based awards are detailed below in the Grants of Plan-based Awards table. The time-based shares vest ratably over a three-year period beginning on April 1, 2017 and ending on the third anniversary of the grant date.

Awards of performance-based restricted stock ("performance shares") are contingent on attaining pre-established three-year performance goals. The Compensation Committee reviews and approves goals in consultation with management. The Committee established threshold, target and stretch performance levels and associated payouts. At the end of the performance cycle, resulting payouts are determined based on Banner's actual performance relative to the peer financial institutions. For the awards made in 2016, the Committee approved the following corporate performance measures, weightings and relative performance goals:

		Relative Performance Percentile Ranking (1)
Performance Measure	Weighting	Threshold	Target	Stretch

Return on average assets (2)	50%	30th	50th	80th
Total shareholder return (3)	50%	30th	50th	80th

Payout as a percentage of target		50%	100%	150%
_____________
(1)
Peer companies for the 2016-2018 performance cycle consist of all U.S. commercial banks traded on Nasdaq, NYSE or NYSE MKT, with total assets between 50% and 200% of Banner's total assets as of December 31, 2018.

(2)
Net income before income taxes and before provision for loan and lease losses, adjusted to remove realized gains/losses on securities, nonrecurring items and trading account income, divided by average total assets; the measure used for relative comparisons will be an average of the calculated results for the years 2016, 2017 and 2018, each determined separately.

(3)	Total shareholder return from January 1, 2016 through December 31, 2018, assuming that dividends paid during the period are reinvested in company shares on the date paid.

The Compensation Committee approved target long-term incentive awards expressed as a percentage of base salary which were subsequently denominated in shares based on the average of the closing prices of Banner's stock on the ten days prior to the date of grant. Awards for 2016 were allocated between restricted stock and performance shares, illustrated below as a percentage of base salary:

Executive	Total target stock-based award as % of salary	Restricted stock award as % of salary	Target performance share award as % of salary

Mark J. Grescovich	90%	40%	50%
Other named executive officers	50%	25%	25%

The Grants of Plan-based Awards Table provides additional detail relating to the 2016 equity awards to the named executive officers.

Recipients of time-based restricted stock receive dividends and have the power to vote unvested stock. Recipients of performance-based restricted stock are entitled to dividends but only as and when the shares to which the dividends are attributable become vested. Recipients of performance-based restricted stock do not have voting rights with respect to unvested shares. If Banner is required to prepare an accounting restatement due to error, omission or fraud, executive officers may be required to reimburse Banner for part or the entire incentive award made to the officer on the basis of having met or exceeded specific targets for performance periods. With the exception of incentive awards intended to be qualified performance-based awards (as defined in the 2014 Omnibus Incentive Plan), the Compensation Committee has the discretion to adjust awards as needed to reflect the business environment and market conditions that may affect Banner's performance and incentive plan funding.

Performance Shares Vesting for the 2014-2016 Performance Cycle. None of the performance shares granted in the first quarter of 2014 vested as relative performance was below the required threshold performance level (50th percentile) for both performance measures. Relative performance for pretax pre-provision return on average assets for Banner during the 2014-2016 performance cycle was at the 23rd percentile of peers and relative total shareholder return over this period was at the 9th percentile of peers.

Supplemental Executive Retirement Program. We have adopted a supplemental executive retirement program ("SERP") in which Messrs. Baker and Barton and Ms. Purcell participate. The SERP is intended to encourage retention by ensuring that the executives reach a targeted retirement income, recognizing their value to Banner and rewarding them for their long-term service commitments. At termination of employment at or after retirement age and achievement of a service requirement, the executive's annual benefit under the SERP, which may be reduced by certain other retirement benefits, would be computed as a percentage of the executive's final average compensation (as defined in the plan) and the executive's annual years of service (called the "supplemental benefit"). The executives are eligible for a reduced benefit upon early retirement if they meet the years of service requirements in their individual agreements; however, no benefit payment will begin before retirement age. The SERP also provides for payments in the event of an executive's disability or death, or termination in the event of a change in control, all as discussed in further detail below, under "Potential Payments Upon Termination or Change in Control." Executives' receipt of payments under the SERP are subject to confidentiality and non-competition provisions. The executive officers have the status of unsecured creditors of Banner Bank with respect to the benefits accrued under the SERP.

Compensation Committee Report

The Compensation Committee of Banner's Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Compensation Committee has reviewed and approved the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Committee's discussion with management, the Compensation Committee recommended that the Board of Directors approve and include the Compensation Discussion and Analysis in this Proxy Statement.

The foregoing report is provided by the following directors, who constitute the Committee:

The Compensation Committee
Michael M. Smith, Chair
Connie R. Collingsworth
Roberto R. Herencia
Brent A. Orrico

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information regarding compensation for our named executive officers. No executive officer of Islanders Bank or Community Financial Corporation is an executive officer of Banner.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non- equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(2)	All Other Compen- sation ($)(3)	Total ($)

Mark J. Grescovich	2016	744,825	--	1,342,509	368,536	--	48,723	2,504,593
President and Chief	2015	716,415	--	616,437	279,518	--	28,673	1,641,043
Executive Officer	2014	715,000	--	569,385	343,272	--	34,915	1,662,572

Lloyd W. Baker	2016	269,282	50,000	193,723	53,439	94,581 (4)	25,535	686,560
Executive Vice President,	2015	260,724	65,181	125,038	34,155	114,031 (4)	24,761	623,890
Chief Financial Officer, Banner	2014	258,613	30,000	113,943	62,250	59,383 (4)	21,204	545,393

Richard B. Barton	2016	273,590	50,000	196,801	54,294	154,647 (5)	37,413	766,745
Executive Vice President,	2015	264,895	66,224	127,084	34,701	254,338 (5)	37,779	785,021
Chief Lending Officer	2014	262,750	25,000	115,794	63,246	181,679 (5)	35,079	683,548

Cynthia D. Purcell	2016	303,971	60,000	219,132	60,323	246,885 (4)	20,208	910,519
Executive Vice President,	2015	294,311	73,578	141,142	38,555	337,450 (4)	18,176	903,212
Retail Banking and Administration	2014	292,759	25,000	129,937	70,469	245,346 (4)	11,446	774,957

Keith A. Western (6)	2016	315,430	40,000	184,966	62,597	139 (7)	23,533	626,665
Executive Vice President,
Commercial Banking
________________
(1)
Represents the aggregate grant date fair value of awards, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 14 of the Notes to Consolidated Financial Statements in Banner's Annual Report on Form 10-K for the year ended December 31, 2016. Includes time-based and performance-based restricted stock awards as described beginning on page 23 of this Proxy Statement under "Long-term Incentive Compensation." For Mr. Grescovich, the 2016 entry also includes a restricted stock unit grant with a grant date fair value of $459,140 awarded pursuant to his 2015 discretionary bonus. For Messrs. Baker and Barton and Ms. Purcell, the 2016 entry also includes a restricted stock grant with a grant date fair value of $38,192, $38,776 and $43,577, respectively, awarded pursuant to their 2015 discretionary bonus.

(2)	See "Pension Benefits" below for a detailed discussion of the assumptions used to calculate the Change in Pension Value.
(3)	Please see the table below for more information on the other compensation paid to our executive officers in 2016.
(4)	Represents an increase in the value of the executive's SERP.
(5)
Consists of the following increases in the value of Mr. Barton's SERP: $154,292 for 2016, $254,096 for 2015 and $181,478 for 2014, and above-market earnings on deferred compensation of $355 for 2016, $242 for 2015 and $201 for 2014.

(6)	Not a named executive officer in 2015 or 2014.
(7)	Consists of above-market earnings on deferred compensation.

All Other Compensation. The following table sets forth details of "All other compensation," as presented above in the Summary Compensation Table. The amounts reflected constitute contributions by Banner or Banner Bank for 2016.

Name	Employer 401(k) Matching Contribution ($)	Dividends on Unvested Restricted Stock ($)	Life Insurance Premium ($)	Club Dues ($)	Company Car Allowance ($)	Total ($)

Mark J. Grescovich	10,600	17,135	17,326	3,662	--	48,723
Lloyd W. Baker	10,600	3,533	6,630	3,662	1,110	25,535
Richard B. Barton	10,600	3,589	7,211	10,013	6,000	37,413
Cynthia D. Purcell	10,600	4,011	3,981	1,397	219	20,208
Keith A. Western	10,600	8,125	4,808	--	--	23,533

Employment Agreements and Perquisites. We have entered into an amended and restated employment agreement with Mr. Grescovich, effective June 1, 2013, and new employment agreements (replacing existing agreements) with Messrs. Baker and Barton and Ms. Purcell, effective July 1, 2014, and Mr. Western, effective October 1, 2015. The initial three-year term of each agreement (two-year term for Mr. Western) may be extended annually for an additional year at the discretion of the Board of Directors or a committee appointed by the Board. The employment agreements were extended on June 1, 2016 for Mr. Grescovich, July 1, 2016 for Messrs. Baker and Barton and Ms. Purcell, and October 1, 2016 for Mr. Western. Under the agreements, the current base salaries for Mr. Grescovich, Mr. Baker, Mr. Barton, Ms. Purcell and Mr. Western are $750,000, $270,608, $274,938, $305,469 and $316,983, respectively. Each executive's annual base salary must be reviewed annually and will be adjusted from time to time to reflect amounts approved by the Board or Board Committee.

The executives may participate with other executive officers of Banner Bank in such performance-based and discretionary bonuses, and incentive compensation opportunities, if any, as are authorized by the Board or Board committee. The executives also may be eligible to participate in equity or incentive award programs sponsored by Banner Bank. The executives may participate, to the same extent as executive officers of Banner Bank generally, in all Bank plans relating to pension, retirement, thrift, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education, cash bonuses, and other retirement or employee benefits or combinations thereof. In addition, the executives are entitled to participate in any other fringe benefit plans or perquisites which are generally available to Banner Bank's executive officers, including but not limited to supplemental retirement, deferred compensation programs, supplemental medical or life insurance plans, company cars, club dues and physical examinations. The executives also will be provided an automobile for their business use (except that Mr. Barton will receive a monthly automobile allowance), monthly club and/or gym membership dues, and other employee benefits such as vacation and sick leave. The agreements also provide that compensation may be paid in the event of disability, death, involuntary termination or a change in control, as described below under "Potential Payments Upon Termination or Change in Control."

401(k) Profit Sharing Plan. We provide a 401(k) profit sharing plan. The Board of Directors has appointed an administrative committee of Banner Bank officers to administer the 401(k) plan, and the named executive officers participate in this plan. On an annual basis, the Board of Directors establishes the level of employer contributions to the 401(k) plan, which applies to all eligible participants including the named executive officers. In 2016, we matched participants' contributions into the 401(k) plan up to four percent of eligible earnings for each payroll period.

Grants of Plan-Based Awards

The following table shows information regarding grants of plan-based awards made to our named executive officers for 2016.

		Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All other stock awards: number of shares of stock or units (#)	Grant date fair value of stock and option awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Mark J. Grescovich	03/14/16							11,000	459,140
	04/01/16	260,689	591,378	782,066				6,806	287,349
	04/01/16				4,254	8,507	12,761		496,020

Lloyd W. Baker	03/14/16							915	38,192
	04/01/16	47,124	94,249	141,373				1,547	65,314
	04/01/16				774	1,547	2,321		90,217

Richard B. Barton	03/14/16							929	38,776
	04/01/16	47,878	95,757	143,635				1,572	66,370
	04/01/16				786	1,572	2,358		91,655

Cynthia D. Purcell	03/14/16							1,044	43,577
	04/01/16	53,195	106,390	159,585				1,746	73,716
	04/01/16				873	1,746	2,620		101,839

Keith A. Western	04/01/16	55,200	110,401	165,601				1,840	77,685
	04/01/16				920	1,840	2,760		107,281
___________
(1)  Represents the potential range of awards payable under our 2016 Annual Incentive Plan. The performance goals and measurements associated with this Plan that generate the awards set forth above are provided in the "Short-term Incentive Compensation" section beginning on page 21.

(2)  Represents the potential range of restricted stock awards payable under our 2016 Long-term Incentive Plan subject to performance measurements. The performance goals and measurements associated with this Plan that generate the awards set forth above are provided in the "Long-term Incentive Compensation" section beginning on page 23.

(3)  The fair value of the portion of the performance-based stock that is tied to return on average assets is based on the stock price on the date of grant at the maximum performance level. The fair value of the portion of the performance-based stock that is tied to total shareholder return is based on a statistical "Monte Carlo simulation" modeling technique that simulates potential stock price movements and all potential outcomes of achievement of the goal.

Outstanding Equity Awards

The following information with respect to outstanding stock awards as of December 31, 2016 is presented for the named executive officers. The named executive officers have no stock option awards outstanding.

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Mark J. Grescovich	11,693 (1)	652,586	32,601 (2)	1,819,462

Lloyd W. Baker	2,724 (1)	152,026	5,892 (2)	328,833

Richard B. Barton	2,768 (1)	154,482	5,987 (2)	334,134

Cynthia D. Purcell	3,079 (1)	171,839	6,672 (2)	372,364

Keith A. Western	7,972 (3)	444,917	2,760 (4)	154,036
_____________
(1)
Consists of awards of restricted stock on March 28, 2014, March 27, 2015 and April 1, 2016 which vest pro rata over a three-year period from the grant date, with the first one-third vesting one year after the applicable grant date.

(2)	Consists of awards of restricted stock on March 28, 2014, March 27, 2015 and April 1, 2016 which vest after attainment of performance goals.
(3)
Consists of awards of restricted stock on October 6, 2015 and April 1, 2016 which vest pro rata over a three-year period from the grant date, with the first one-third vesting one year after the applicable grant date.

(4)	Consists of an award of restricted stock on April 1, 2016 which vests after attainment of performance goals.

Option Exercises and Stock Vested

The following table shows the value realized upon vesting of stock awards for our named executive officers in 2016. The named executive officers have no option awards outstanding.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Mark J. Grescovich	22,611	944,204
Lloyd W. Baker	2,875	120,750
Richard B. Barton	2,920	122,639
Cynthia D. Purcell	3,276	137,597
Keith A. Western	3,066	136,529

Pension Benefits

The following information is presented with respect to the nature and value of pension benefits for the named executive officers at December 31, 2016.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Mark J. Grescovich	N/A	--	--	--
Lloyd W. Baker	Supplemental Executive Retirement Program	22	2,008,512	--
Richard B. Barton	Supplemental Executive Retirement Program	10	1,489,947	--
Cynthia D. Purcell	Supplemental Executive Retirement Program	32	2,128,446	--
Keith A. Western	N/A	--	--	--

__________________
(1)
Amounts shown assume normal retirement age as defined in individual agreements and an assumed life of 82 years, but not less than 15 years following retirement, for the recipient and recipient's spouse, with the projected cash flows discounted at 4½% to calculate the resulting present value.

Supplemental Executive Retirement Program. We have adopted a SERP for Messrs. Baker and Barton, and Ms. Purcell.  Banner Bank has purchased life insurance on each of the executives in an amount sufficient to recover the benefits payable under the SERP, payable upon their deaths. The SERP provides for payments in the event of retirement, early retirement, disability, involuntary termination following a change in control and death. These payments are discussed in further detail below, under "Potential Payments Upon Termination or Change in Control."

Nonqualified Deferred Compensation

The following information is presented with respect to plans that provide for the deferral of compensation on a basis that is not tax-qualified in which the named executive officers participated in 2016.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FYE ($)(2)

Mark J. Grescovich	--	--	--	--	--
Lloyd W. Baker	--	--	5,847	--	30,737
Richard B. Barton	--	--	937	--	22,334
Cynthia D. Purcell	--	--	2,011	--	18,716
Keith A. Western	10,000	--	366	--	10,366
______________
(1)	For Mr. Barton, $355, constituting above-market earnings, was reported as compensation in 2016 in the Summary Compensation Table.
(2)
Includes prior period executive contributions and employer contributions to the deferred compensation plan and for Mr. Barton, also includes above-market earnings. Of these amounts, the following amounts were previously reported as other compensation to the officers in the Summary Compensation Table: for Mr. Baker, $6,762; for Mr. Barton, $9,755; and for Ms. Purcell, $8,421.

In 2004, we adopted deferred compensation plans which allow executive officers of Banner to defer all or part of their cash compensation or non-qualified stock options until retirement. Each executive officer may direct the investment of the deferred compensation toward the purchase of life insurance, Banner common stock, mutual fund-style investments or a stable value account. We established grantor trusts to hold the common stock and mutual fund-style investments. The assets of the trusts are considered part of our general assets and the executive officers have the status of unsecured creditors of Banner with respect to the trust assets. The deferred compensation agreements provide pre-retirement death and disability benefits in an amount based on the value of the executive officer's account balance upon the occurrence of either event. At retirement, an executive officer, as previously elected, may receive the balance of his or her account in a lump sum or in annual installments over a period not exceeding ten years. At December 31, 2016, our estimated deferred compensation liability accrual with respect to executive officers under these agreements was $511,000.

Section 401(a)(17) of the Internal Revenue Code limits the amount of compensation that is considered for purposes of determining the maximum contribution to Banner Bank's tax-qualified profit sharing plan by eligible employees. For 2016, this limit was $265,000. In previous years, we have credited executive officers whose total compensation exceeds this amount with additional deferred compensation to restore amounts that could not be contributed to the profit sharing plan as a result of the Section 401(a)(17) limitation. However, we have not provided any such credits to our executive officers since 2008.

Potential Payments Upon Termination or Change in Control

We have entered into agreements with the named executive officers that provide for potential payments upon disability, termination, early retirement, normal retirement and death. In addition, our equity plans also provide for potential payments upon termination. The following table shows, as of December 31, 2016, the value of potential payments and benefits following a termination of employment under a variety of scenarios.

	Death ($)		Disability ($)		Involuntary Termination ($)		Involuntary Termination Following Change in Control ($)		Early Retirement ($)		Normal Retirement ($)

Mark J. Grescovich
Employment Agreement	--		642,310	(1)	2,574,621		3,861,931		--		--
Equity Plans	2,478,048	(2)	2,478,048	(2)	--		2,478,048	(2)	--		--

Lloyd W. Baker
Employment Agreement	--		--		705,427		867,766		--		--
SERP	91,846	(3)	183,691	(3)	183,691	(4)	183,691	(4)	183,691	(4)	183,691	(3)
Equity Plans	480,859	(2)	480,859	(2)	--		480,859	(2)	--		--

Richard B. Barton
Employment Agreement	--		--		692,089		889,206		--		--
SERP	68,133	(3)	136,265	(3)	136,265	(5)	136,265	(6)	136,265	(6)	136,265	(3)
Equity Plans	488,616	(2)	488,616	(2)	--		488,616	(2)	--		--

Cynthia D. Purcell
Employment Agreement	--		203,646	(5)	785,963		969,993		--		--
SERP	96,639	(3)	193,278	(3)	169,698	(4)	169,698	(4)	169,698	(4)	183,709	(3)
Equity Plans	544,203	(2)	544,203	(2)	--		544,203	(2)	--		--

Keith A. Western
Employment Agreement	--		211,322	(5)	573,146		938,421		--		--
Equity Plans	598,953	(2)	598,953	(2)	--		598,953	(2)	--		--
______________
(1)	Annually through the term of the employment agreement unless the Board exercises an election to discontinue.
(2)
Represents accelerated vesting of restricted stock. Performance-based vesting would be determined based on actual performance; for purposes of this calculation, assumes that all shares vested at the maximum performance level.

(3)	Indicates annual payments.
(4)	Indicates annual payments (which may not begin before age 62).
(5)	Indicates annual payments; payable only until age 65.
(6)	Indicates annual payments (which may not begin before age 68).

Employment Agreements. The employment agreements with Messrs. Grescovich, Baker, Barton and Western and Ms. Purcell provide for payments in the event of death, disability or termination. In the event of an executive's death during the term of his or her employment agreement, we will pay to the executive's estate the compensation due through the last day of the calendar month in which his or her death occurred.

Mr. Grescovich's agreement provides that if he becomes entitled to benefits under the terms of the then-current disability plan, if any, of Banner or Banner Bank or becomes otherwise unable to fulfill his duties under his employment agreement, he shall be entitled to receive such group and other disability benefits as are then provided for executive employees. In the event of his disability, the employment agreement is not suspended, except that (1) the obligation to pay Mr. Grescovich's salary will be reduced by the amount of disability income benefits he receives and (2) upon a resolution adopted by a majority of the disinterested members of the Board of Directors or the Compensation Committee, Banner or Banner Bank may discontinue payment of his salary beginning six months following a determination that he has become entitled to benefits under the disability plan or otherwise unable to fulfill his duties under his agreement. If Mr. Grescovich's disability does not constitute a disability within the meaning of Section 409A of the Internal Revenue Code, and he is a "specified employee" within the meaning of Section 409A, then disability payments will not begin until the earlier of his death or the sixth month anniversary of his separation from service.

The employment agreements with Messrs. Baker, Barton and Western and Ms. Purcell provide that if the executive becomes disabled or incapacitated to the extent that he or she is unable to perform the duties of his or her position, he or she shall receive short-term disability benefits equal to 100% of his or her monthly compensation beginning on the 15th day of disability and continuing until the 180th day of disability and long-term disability benefits equal to 66⅔% of monthly salary beginning on the 181st day of disability and continuing until he or she attains age 65. These benefits will be reduced by the amount of any benefits payable to the executive under any other disability program of Banner Bank. The Bank currently provides disability benefits with certain limitations to all full time employees. In addition, during any period of disability, the executive and his or her dependents shall, to the greatest extent possible, continue to be covered under all executive benefits plans of Banner Bank, including without limitation, its retirement plans, life insurance plan and health insurance plans, as if actively employed by Banner Bank. If the executive is disabled for a continuous period exceeding six calendar months, Banner Bank may, at its election, terminate the employment agreement. If the executive's disability does not constitute a disability within the meaning of Section 409A of the Internal Revenue Code, and the executive is a "specified employee" within the meaning of Section 409A, then disability payments will not begin until the earlier of the executive's death or the sixth month anniversary of the executive's separation from service.

The employment of the executives is terminable at any time for just cause as defined in the agreements. In addition, the employment of an executive may be terminated without just cause, in which case the agreements provide that the named executive officers other than Mr. Grescovich would continue to receive base salary over the remaining term and continue the executive's group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance for the remaining term. Mr. Grescovich's agreement provides that we must pay him a lump sum equal to two times the sum of (1) his annual salary in effect on the date of termination and (2) any unearned performance-based bonus based on the target opportunity on the date of termination. We would also be required to pay to him any earned but unpaid performance-based bonus and continue his group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance for 24 months after the date of termination.

The employment agreements also provide for benefits in the event of the executives' termination in connection with a change in control. For the named executive officers other than Mr. Grescovich, if, within six months prior to a change in control or 24 months after a change in control, we (or our acquiror) terminate an executive's employment or otherwise change the circumstances in which he or she is employed, or cause a reduction in responsibilities or authority or compensation or other benefits provided under the employment agreement without consent, other than for just cause, the agreements provide that we must pay to the executive and provide him or her, or the his or her beneficiaries, dependents and estate, with the following: (1) 2.99 times the executive's base amount (as defined in Section 280G of the Internal Revenue Code); and (2) during the period of 36 calendar months beginning with the event of termination, continued coverage under all Banner employee benefit plans as if the executive were still employed during that period under the employment agreement. If Mr. Grescovich's employment is terminated within 24 months of a change in control, we must pay him a lump sum equal to three times the sum of (1) his annual salary in effect on the date of termination and (2) any unearned performance-based bonus based on the target opportunity on the date of termination. We would also be required to pay to him any earned but unpaid performance-based bonus and continue his group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance for 36 months after the date of termination. The employment agreements limit these payments and do not allow payments of amounts in excess of the limits imposed by Section 280G of the Internal Revenue Code.

Supplemental Executive Retirement Program. We have adopted a SERP for Messrs. Baker and Barton, and Ms. Purcell. At termination of employment at or after attaining age 62 (age 68 for Mr. Barton) and having achieved a service requirement, the executive's annual benefit under the SERP would be computed as the product of 3% (4% for Mr. Barton) of the executive's final average compensation (defined as the three calendar years of the executive's annual cash compensation, including bonuses, which produce the highest average within the executive's final eight full calendar years of employment) and the executive's annual years of service (subsequent to January 1, 2007 for Mr. Barton) (called the "supplemental benefit"). However, the supplemental benefit would be limited such that the sum of (1) amounts payable from the executive's other retirement benefits from Banner and Banner Bank and (2) the supplemental benefit may not exceed 60% of final average compensation (for Mr. Barton, the supplemental benefit may not exceed the product of 3% times his total years of service and his final average compensation). Payment of the supplemental benefit begins on the first day of the month next following the executive's retirement date and continues monthly for the executive's life, unless the executive is a specified employee (as defined in Section 409A of the Internal Revenue Code), in which case payment begins on the first day of the month following the six-month anniversary of the executive's termination of employment. The executives are eligible for a reduced benefit upon retirement prior to age 62 (age 68 for Mr. Barton) if they meet the years of service requirements in their individual agreements; however, no benefit payment will begin before age 62 (age 68 for Mr. Barton) and payments will be subject to the delayed distribution requirements if the executive is a specified employee.

In the event of an executive's death, the executive's surviving spouse shall receive a spouse's supplemental benefit. If the death occurs following the executive's retirement date, the surviving spouse shall be entitled to a spouse's supplemental benefit, payable for life, equal to 50% of the monthly amount of the supplemental benefit payable to the executive prior to his or her death. If the death occurs while the executive is actively employed by Banner or any of its affiliates, the surviving spouse shall receive a spouse's supplement benefit equal to 50% of the amount the executive would have received as a supplemental benefit if the executive's retirement date had occurred on the date immediately preceding the executive's death.

With respect to each of the named executive officers, the agreement provides that in the event of the executive's involuntary termination of employment on or after the effective date of a change in control, the date of termination shall be treated as the executive's retirement date and he or she shall be entitled to receive a supplemental benefit. If the executive had reached his or her retirement date, the supplemental benefit would be calculated as described above for normal retirement and if the executive had not reached his or her retirement date but had satisfied the years of service requirement, the supplemental benefit would be calculated as described above for early retirement. No benefit payment will begin before age 62 (age 68 for Mr. Barton) and payments will be subject to the delayed distribution requirements if the executive is a specified employee.

The supplemental benefit shall cease to be paid to the executive (and rights to the spouse's supplemental benefit shall terminate) if the executive (1) discloses material confidential information or trade secrets concerning Banner Bank or any of its subsidiaries without its consent or (2) engages in any activity that is materially damaging to the Bank including engaging in competitive employment during the three-year period beginning on the executive's retirement date (or in the case of Messrs. Barton and Bennett, during the two-year period beginning on the date of his involuntary termination of employment on or after the effective date of a change of control).

Equity Plans. The 2012 Restricted Stock and Incentive Bonus Plan provides that in the event of a change in control, all unvested awards of restricted stock made prior to the amendment of the Plan on April 23, 2013 will vest fully. For unvested awards of restricted stock pursuant to the Plan made after April 23, 2013, accelerated vesting of restricted stock will occur only upon completion of a change in control and involuntary separation from employment (including voluntary separation for good reason) of the recipient during the 12-month period following the effective date of the change in control (known as a "double trigger"). The 2014 Omnibus Incentive Plan was amended in 2015 to provide that restricted stock, restricted stock units and performance awards will become fully vested and stock options and stock appreciation rights will become fully exercisable only upon a double trigger. Our 2012 Restricted Stock and Inventive Bonus Plan and 2014 Omnibus Equity Plan also provide for accelerated vesting of awards if a recipient's service is terminated as a result of death or disability.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Michael M. Smith, Connie R. Collingsworth, Roberto R. Herencia and Brent A. Orrico. No members of the Compensation Committee were officers or employees of Banner or any of its subsidiaries during the year ended December 31, 2016, nor were they formerly Banner officers or had any relationships otherwise requiring disclosure.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act"), we are required to periodically include in our annual meeting proxy statements and present at the annual meeting of shareholders a non-binding shareholder resolution to approve the compensation of our named executive officers, as disclosed in the proxy statement pursuant to the compensation disclosure rules of the SEC. This proposal, commonly known as a "say-on-pay" proposal, gives shareholders the opportunity to endorse or not endorse the compensation of Banner's executives as disclosed in the Proxy Statement. At the 2013 annual meeting of shareholders, we were also required under the Dodd-Frank Act to include a non-binding shareholder resolution regarding the frequency of future votes on executive compensation. Shareholders voted in favor of holding an annual vote and the Board of Directors determined to hold an annual shareholder advisory vote to approve the compensation of our named executive officers, beginning with the 2014 annual meeting of shareholders. We will continue to hold an annual vote until such time that the frequency vote is next presented to shareholders or until the Board determines that a different frequency is in the best interest of Banner.

The say-on-pay proposal will be presented at the annual meeting in the form of the following resolution:

RESOLVED, that the shareholders approve the compensation of Banner Corporation's named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in the Proxy Statement for the 2017 annual meeting of shareholders.

This vote will not be binding on our Board of Directors or Compensation Committee and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board. It will also not affect any compensation paid or awarded to any executive. The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

Our executive compensation policies are designed to establish an appropriate relationship between executive pay and the annual and long-term performance of Banner and Banner Bank, to reflect the attainment of short- and long-term financial performance goals, to enhance our ability to attract and retain qualified executive officers, and to align to the greatest extent possible the interests of management and shareholders. Our Board of Directors believes that our compensation policies and procedures achieve these objectives. The Board of Directors unanimously recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

AUDIT COMMITTEE MATTERS

Audit Committee Charter. The Audit Committee operates pursuant to a charter approved by our Board of Directors. The Audit Committee reports to the Board of Directors and is responsible for overseeing and monitoring our financial accounting and reporting, system of internal controls established by management and audit process. The charter sets out the responsibilities, authority and specific duties of the Audit Committee. The charter specifies, among other things, the structure and membership requirements of the Audit Committee, as well as the relationship of the Audit Committee to our independent auditor, the internal audit department and management.

Report of the Audit Committee. The Audit Committee reports as follows with respect to Banner's audited financial statements for the year ended December 31, 2016:

•	The Audit Committee has completed its review and discussion of the 2016 audited financial statements with management;

•
The Audit Committee has discussed with the independent auditor (Moss Adams LLP) the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard 1301, Communications with Audit Committees;

•
The Audit Committee has received written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor's independence; and

•
The Audit Committee has, based on its review and discussions with management of the 2016 audited financial statements and discussions with the independent auditors, recommended to the Board of Directors that Banner's audited financial statements for the year ended December 31, 2016 be included in its Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Audit Committee:

Audit Committee
Gordon E. Budke, Chairman
Robert D. Adams David A. Klaue John R. Layman David I. Matson

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

PROPOSAL 3 – RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors has selected Moss Adams LLP as our independent auditor for the year ending December 31, 2017 and that selection is being submitted to shareholders for ratification. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Moss Adams LLP to our shareholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Banner and our shareholders. Moss Adams LLP served as our independent auditor for the year ended December 31, 2016 and a representative of the firm will be present at the annual meeting to respond to shareholders' questions and will have the opportunity to make a statement if he or she so desires.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Moss Adams LLP as our independent auditor.

The following table sets forth the aggregate fees billed, or expected to be billed, to us by Moss Adams LLP for professional services rendered for the fiscal years ended December 31, 2016 and 2015.

	Year Ended December 31,
	2016	2015

Audit Fees (1)	$987,542	$1,129,037
Audit-Related Fees (2)	87,219	319,574
Tax Fees	--	7,500
All Other Fees	--	--
           _____________
(1)	Fees for 2016 include estimated amounts to be billed.
(2)	For 2015, includes filing a Registration Statement on Form S-1 and related comfort letter procedures.

The Audit Committee will establish general guidelines for the permissible scope and nature of any permitted non-audit services to be provided by the independent auditor in connection with the Committee's annual review of its charter. Pre-approval may be granted by action of the full Audit Committee or by delegated authority to one or more members of the Audit Committee. If this authority is delegated, all approved non-audit services will be presented to the Audit Committee at its next meeting. In considering non-audit services, the Audit Committee or its delegate will consider various factors, including but not limited to, whether it would be beneficial to have the service provided by the independent auditors and whether the service could compromise the independence of the independent auditors. For the year ended December 31, 2016, the Audit Committee approved all of the services provided by Moss Adams LLP that were designated as audit-related fees, tax fees and all other fees as set forth in the table above.

The Audit Committee of the Board of Directors determined that all of the services performed by Moss Adams LLP in fiscal year 2016 were not incompatible with Moss Adams LLP maintaining its independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of any registered class of Banner's equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% shareholders are required by regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms we have received and written representations provided to us by these persons, we believe that during the year ended December 31, 2016, all filing requirements applicable to our reporting officers, directors and greater than 10% shareholders were properly and timely complied with, except for a Form 4 covering one transaction which was filed one day late by Kayleen R. Kohler.

MISCELLANEOUS

The Board of Directors is not aware of any business to come before the annual meeting other than those matters described in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

We will bear the cost of solicitation of proxies, and will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Banner's common stock. In addition to solicitations via the Internet and by mail, our directors, officers and regular employees may solicit proxies personally or by telecopier or telephone without additional compensation.

Banner's 2016 Annual Report to Shareholders, including financial statements, has been mailed to all shareholders of record as of the close of business on March 1, 2017. Any shareholder who has not received a copy of the Annual Report may obtain a copy by writing to us or by accessing our proxy materials online at

www.bannerbank.com/proxymaterials. The Annual Report is not to be treated as part of the proxy solicitation material or having been incorporated herein by reference.

A copy of Banner's Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC, will be furnished without charge to shareholders of record as of March 1, 2017 upon written request to Albert H. Marshall, Secretary, Banner Corporation, 10 S. First Avenue, Post Office Box 907, Walla Walla, Washington 99362.

SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at our annual meeting to be held in 2018 must be received by us no later than November 24, 2017 to be considered for inclusion in the proxy materials and form of proxy relating to that meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act.

In addition, our Articles of Incorporation provide that in order for business to be brought before the annual meeting, a shareholder must deliver notice to the Secretary not less than 30 nor more than 60 days prior to the date of the annual meeting; provided that if less than 31 days' notice of the annual meeting is given to shareholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the annual meeting was mailed to shareholders. The notice must state the shareholder's name, address and number of shares of Banner common stock held, and briefly discuss the business to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any interest of the shareholder in the proposal.

Our Articles of Incorporation provide that if a shareholder intends to nominate a candidate for election as a director, the shareholder must deliver written notice of his or her intention to our Secretary not less than 30 days nor more than 60 days prior to the date of the annual meeting of shareholders; provided, however, that if less than 31 days' notice of the annual meeting is given to shareholders, such written notice must be delivered to our Secretary not later than the close of the tenth day following the day on which notice of the annual meeting was mailed to shareholders. The notice must set forth (1) the name, age, business address and, if known, residence address of each nominee for election as a director, (2) the principal occupation or employment of each nominee, (3) the number of shares of Banner common stock which are beneficially owned by each such nominee, (4) such other information as would be required to be included pursuant to the Securities Exchange Act in a proxy statement soliciting proxies for the election of the proposed nominee, including, without limitation, such person's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected, and (5) as to the shareholder giving such notice (a) his or her name and address as they appear on our books and (b) the class and number of Banner shares which are beneficially owned by such shareholder.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ALBERT H. MARSHALL

ALBERT H. MARSHALL SECRETARY

Walla Walla, Washington
March 24, 2017

Appendix A
BANNER CORPORATION
 AUDIT COMMITTEE CHARTER
I.  Purpose
The Audit Committee ("Committee") is a standing committee of the Board of Directors ("Board") of Banner Corporation and its subsidiaries ("Corporation"). The primary function of the Committee is to oversee the accounting and financial reporting processes of the Corporation and subsidiaries and the audits of the Corporation's financial statements. In addition, the Committee also assists the Board in fulfilling its oversight responsibilities relating to (a) the quality and integrity of financial reports and other financial information provided by the Corporation and the Corporation's systems of internal accounting and financial controls; (b) the registered public accounting firm ("independent auditor") and the evaluation of the independent auditor's qualifications and independence and oversight over the independent auditor's performance; (c) the performance of the Corporation's internal audit function; (d) the compliance by the Corporation with legal and regulatory requirements, including disclosure, controls and procedures with respect to financial matters; and (e) the fulfillment of the other responsibilities set forth herein. The Committee shall also prepare the report of the Committee required to be included in the Corporation's annual meeting proxy statement.
While the Committee has the responsibilities and powers set forth in this Audit Committee Charter, it is not the duty of the Committee to prepare financial statements, plan or conduct audits or to determine that the Corporation's financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles ("GAAP") and applicable rules and regulations. These are the responsibilities of management and the Corporation's independent auditor.
II.  Composition
The Committee shall consist of three or more directors as determined by the Board, each of whom shall be an independent director, and free from any relationships that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment, as a member of the Committee. No member of the Committee can have participated in the preparation of the Corporation's financial statements at any time during the past three years.
All members of the Committee shall have a working familiarity with basic finance and accounting practices, including being able to read and understand fundamental financial statements, including the Corporation's balance sheet, income statement and cash flow statement. At least one member of the Committee must be an "audit committee financial expert" as defined in Item 407(d)(5)(ii) of Regulation S‑K. A person who satisfies this definition of an audit committee financial expert will also be presumed to have financial sophistication. The Committee will also include members with banking or related financial management expertise. Furthermore, the Committee will not include any members who are large customers of the Corporation or any of its subsidiaries.
Member independence, experience and financial expertise will be in conformance with rules established by the SEC, the rules of the NASDAQ Stock Market, FDIC, PCAOB and the AICPA, including, but not limited to, the requirements of Rule 10A‑3 of the Securities Exchange Act of 1934 and 12 C.F.R. 363.5. The members of the Committee shall be elected by the Board, based on recommendations from the Corporate Governance/Nominating Committee, at the annual organizational meeting of the Board and shall serve until their successors shall be duly elected and qualified. Unless a Chair is selected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership. The Board may remove any member from the Committee at any time with or without cause.
III.  Meetings and Structure
The Committee shall meet as often as it determines, but not less than eight times per year. As part of its job to foster open communication, the Committee shall meet periodically with management, the head of internal audit and the independent auditor in separate executive sessions to discuss any matters that the Committee or each of these groups believes should be discussed privately. In addition, the Committee shall meet with the independent auditor and management quarterly to review the Corporation's financial statements. The Committee may also meet separately with regulatory examiners.
The Committee is governed in accordance with Article IV of the Banner Corporation's Bylaws and such other procedures as may be fixed by the Committee to the extent consistent with the Bylaws.
An agenda and supporting materials shall be sent to members prior to each meeting. Minutes will be prepared to document the discharge of the Committee's responsibilities. The Committee shall make regular reports to the Board of Directors.
IV.  Responsibilities and Duties
The Committee is directly responsible for the selection, appointment, compensation, retention, termination and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation, and each such registered accounting firm shall report directly to the Committee. To fulfill its responsibilities and duties, the Committee shall have the following authority and responsibilities and any other activities consistent with this Charter, Banner Corporation's Bylaws, and governing law as the Board or Committee deems necessary or appropriate:
Independent Auditor
1.
Approve all audit engagement fees and terms and pre‑approve all audit and permitted non‑audit engagements and services with the independent auditor. The Committee may delegate authority to pre‑approve audit and permitted non‑audit services to one or more members of the Committee. If this authority is delegated, all pre‑approved audit and permitted non‑audit services will be presented to the Committee at its next scheduled meeting.

2.
Ensure that engagement letters and any related agreements with independent auditors do not include any limitation of liability provisions that (i) indemnify the independent auditor against claims made by third parties; (ii) hold harmless or release the independent public accountant from liability for claims or potential claims that might be asserted by the Corporation or its subsidiaries, other than claims for punitive damages; or (iii) limit the remedies available to the Corporation or its subsidiaries.

3.
Receive directly from the independent auditor any and all reports and annually a formal written statement delineating all relationships between the auditor and the Corporation, consistent with Independence Standards Board Standard 1. On an annual basis, the Committee should review and discuss with the auditor, and obtain a written statement from the independent auditor describing, any relationships between the independent auditor and the Corporation and any relationships or services that may impact the objectivity and independence of the auditors, to determine the auditor's independence and objectivity. The Committee shall take appropriate action to oversee the independence of the auditor.

4.	Not less than quarterly, consult with the independent auditor out of the presence of management about internal controls and the completeness and accuracy of the Corporation's financial statements.
5.
Ensure that the lead audit partner of the independent auditor and the audit partner responsible for reviewing the audit are rotated at least every five years and does not serve as the lead audit partner or primary reviewing partner at any time during the five year period after being rotated (or such shorter period as may be required by law, rule or regulation).

Financial Reporting Processes
6.	Review and discuss with financial management and the independent auditor the financial statements, including disclosures made in Management's Discussion and Analysis of Financial

Condition and Results of Operations, in the Corporation's reports on Forms 10‑Q and 10‑K and annual reports to shareholders prior to any such report's filing with the SEC or prior to the release of earnings. The Committee shall determine whether or not the audited financial statements should be included in the Corporation's Form 10‑K. The Committee shall also produce the audit committee report required to be included in the Corporation's annual proxy statement.

7.
Review and discuss with management and the independent auditor the Corporation's quarterly financial statements prior to the filing of its Form 10‑Q, including the results of the independent auditor's review of the quarterly financial statements.

8.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the

Corporation's financial statements, including any significant changes in the Corporation's selection or application of accounting principles, any major issues as to the adequacy of the Corporation's internal controls over financial reporting and any special steps adopted in light of material control deficiencies.

9.
Review and discuss with management and the independent auditor any major issues as to the adequacy of the Corporation's internal controls over financial reporting, any special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting.

10.
Review and discuss with management and the independent auditor the Corporation's internal controls report and the independent auditor's attestation of the report prior to the filing of the Corporation's Form 10‑K.

11.	Review and discuss reports/presentations from the independent auditor on:
•	All critical accounting policies and practices to be used.
•
All alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

•	Other material written communication between the independent auditor and management, such as any management letter or schedule of unadjusted differences.
12.
Review and discuss with management the Corporation's earnings press releases, including the use of "pro forma" or "adjusted" non‑GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such review may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made) and the chair of the Committee may represent the entire Committee for the purposes of this review.

13.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off‑balance sheet structures on the Corporation's financial statements.
14.
In coordination and consultation with the Board‑level Risk Committee, discuss with management the Corporation's major financial risk exposures and the steps management has taken to monitor and control such exposures.

15.
Discuss with the independent auditor the matters required to be discussed by AU Section 380 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

16.
Review disclosures made to the Committee by the Corporation's CEO and CFO during their certification process for the Form 10‑K and Form 10‑Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation's internal controls.

17.	Review the minutes of the Corporation's Disclosure Committee and consider, when practicable, having a member of the Committee attend such meetings.
Internal Audit
18.	Oversee the Internal Auditor such that the Internal Auditor shall functionally report directly to the Committee and administratively to the Chief Executive Officer.
19.
Review and approve the Internal Audit charter annually and proposed annual internal audit plan, financial budget and resources, and overall risk assessment methodology, and approve any significant interim changes to the foregoing.

20.
Receive periodic communications from Internal Audit on the completion status of the annual plan, including any significant changes made to the plan. The internal auditor will also provide the Committee a periodic "Open Issues" report.

21.
Review and discuss with the independent auditor and management the internal audit department responsibilities, including approval of the annual internal audit plan and budget, adequacy of staffing and any recommended changes in the planned scope of the internal audit.

22.	Ensure there are no unjustified restrictions or limitations on the internal audit function.
23.	Review the effectiveness of the internal audit activity.
Financial Compliance
24.
Maintain procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employee or others of concerns regarding questionable accounting and auditing matters.

25.
Obtain from the independent auditor assurance that, if it detects or becomes aware of any illegal act, to assure that the Committee is adequately informed and to provide a report if the independent auditor has reached specified conclusions with respect to such illegal acts.

26.
Obtain reports from management, the Director of Internal Audit, Chief Risk Officer, the Board‑level Risk Committee and the independent auditor that the Corporation is in conformity with applicable legal requirements and the Corporation's Code of Business Conduct and Ethics, which includes special ethics obligations for employees with financial reporting responsibilities.

27.
Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Corporation's financial statements or accounting policies.

28.	Review the significant results of regulatory examinations of the Corporation related to the Corporation's financial statements, internal controls or accounting policies.
29.	Discuss with the Corporation's Legal Counsel, when appropriate, legal matters that may have a material impact on the financial statements or the Corporation's compliance policies.

Other
30.	The Committee shall, in a manner it deems appropriate, evaluate itself annually by comparing its performance with the requirements of the charter. The results shall be reported to the Board.
31.	The Committee shall approve all material services to be performed by experts and consultants in support of internal audit activities.
32.	Discuss with management any second opinions sought from an accounting firm other than the Corporation's independent auditor, including the substance and reasons for seeking any such opinion.
33.	Review the Corporation's policies and procedures for regular review of the expense accounts of the Corporation's executive management.
34.
At its discretion, request that management, the independent auditor or the internal auditors undertake special projects or investigations which the Committee deems necessary to fulfill its responsibilities.

V.  Outside Advisors
The Committee shall have the authority, in its sole discretion, to retain and obtain the advice and assistance of outside advisors as it deems necessary to fulfill its duties and responsibilities under this Charter. The Committee shall have the authority and be directly responsible, in its sole discretion, for the selection, appointment, compensation and oversight of the work of any adviser retained by the Committee.The Corporation will provide for appropriate funding, as determined by the Committee, for payment of (1) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation, (2) compensation to any advisers employed by the Committee; and (3) ordinary administrative expenses of the Committee.
VI.  Authority to Delegate
Subject to applicable law, the Committee shall have the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Committee may deem appropriate in its sole discretion.
VII.  Charter
At least annually, this charter will be reviewed and updated, as conditions dictate, with such changes submitted to the Board of Directors for approval.

Appendix B
COMPENSATION COMMITTEE CHARTER
FOR
THE COMPENSATION COMMITTEE
OF BANNER CORPORATION
AND
THE COMPENSATION COMMITTEE
 OF BANNER BANK
I.	Purpose
The primary function of the Compensation Committee of Banner Corporation ("Corporation Compensation Committee") and the Compensation Committee of Banner Bank ("Bank Compensation Committee," and together with the Corporation Compensation Committee, the "Committees") is to work together to coordinate the compensation paid to the directors, executive officers and employees of both Banner Corporation ("Corporation") and Banner Bank ("Bank"), and ensure such compensation appropriately balances risk and reward.  In achieving this goal, the Committees shall operate separately but shall coordinate their efforts in order to achieve a coordinated policy.  The Corporation Compensation Committee shall set the policies and compensation levels for directors, officers and employees of the Corporation, while the Bank Compensation Committee shall set the policies and compensation levels for directors, officers and employees of the Bank.  The Committees shall coordinate their efforts to ensure that compensation policies are administered fairly and consistently.
II.	Composition
The Committees shall each be comprised of three or more directors as determined by the Board of Directors of the Corporation or the Bank, as appropriate.  Each member shall be an independent director of the respective entity, who is free from any relationships that, in the opinion of the relevant Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.  Member independence will be in conformity with rules established by the Securities and Exchange Commission, the rules of NASDAQ, the FDIC, and other applicable laws and regulations.  The Board shall also consider whether it is advisable for members of the Committees to also qualify as "non‑employee directors" within the meaning of Rule 16b‑3 under the Securities Exchange Act of 1934, "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), or any other standards of applicable law, rule or regulation.  The members of the Committees shall be elected by the Board of Directors of the Corporation or the Bank, as appropriate, based on recommendations from the Corporate Governance/Nominating Committee at the annual organizational meeting of the relevant Board and shall serve until their successors are duly elected and qualified.  Unless a Chair is selected by the relevant Board, the members of each Committee may designate a Chair by majority vote of the full Committee membership.  The applicable Board may remove any member from its Committee at any time with or without cause.
III.	Meetings and Structure
The Committees shall meet as often as it determines, but not less than once each calendar quarter.  As part of the job to set executive compensation levels, each Committee should meet at least annually with the appropriate Chief Executive Officer in order to discuss the Chief Executive Officer's evaluation of the executive officers and recommendations for compensation levels.  In addition to the separate meetings of the Corporation Compensation Committee and the Bank Compensation Committee, the Committees shall meet together at least annually, or more frequently as circumstances dictate, to ensure that compensation policies for the Corporation and the Bank are administered consistently.  The Committees will be governed in accordance with Article IV of the applicable entity's Bylaws and such other procedures as may be fixed by the Committee to the extent consistent with the bylaws of each of the Bank and the Corporation, as applicable.
An agenda and supporting materials shall be sent to members prior to each meeting.  Minutes will be prepared to document the discharge of each Committee's responsibilities.  Each Committee will make regular reports to its applicable Board.

IV.	Responsibilities and Duties
Each Committee shall have the following authority and responsibilities and any other activities consistent with this Charter, the applicable entity's Bylaws, and governing law as the relevant Board or Committee deems necessary or appropriate (with the understanding that the Corporation Compensation Committee shall take all action with respect to the Corporation and the Bank Compensation Committee shall take all action with respect to the Bank):
Compensation Policies
1.	Develop guidelines and policies for director compensation, coordinating actions between the Corporation Compensation Committee and the Bank Compensation Committee.
2.	Develop guidelines and policies for executive compensation, coordinating actions between the Corporation Compensation Committee and the Bank Compensation Committee.
3.	At least annually, review the compensation policies to ensure that they are effective in meeting goals for compensation and make new recommendations, as needed.
4.	Review and approve the list of a peer group of companies to which the Corporation and the Bank shall compare themselves for compensation purposes.
5.
If necessary, engage consultants, legal counsel or other advisers ("compensation advisers") to provide comparative information regarding compensation and benefits, and advice on issues involving laws and regulations governing compensation.

6.	Review and approve other large compensation expense categories such as employee benefit plans.
Compensation
7.
Review director compensation levels and recommend, as necessary, changes in the compensation levels, with an equity ownership requirement in the Corporation based on the annual recommendation of the Committee.

8.
Receive and review an annual report from the Chief Executive Officer which includes the performance assessment for all executive officers and recommendations for compensation levels, and which also includes salary recommendations for all employees.

9.
On an annual basis, review and approve goals and objectives relevant to compensation of the Chief Executive Officer, evaluate the Chief Executive Officer's performance in light of those goals and objectives, and determine the Chief Executive Officer's compensation based on this evaluation.  In evaluating and determining CEO compensation, the Committee shall consider the results of the most recent stockholder advisory vote on executive compensation ("Say on Pay Vote") required by Section 14A of the Exchange Act.  The Chief Executive Officer shall not be present during voting on deliberations on his/her compensation.

10.
Review and approve compensation for all executive officers, other than the Chief Executive Officer with input from the Chief Executive Officer.  In evaluating and determining executive compensation, the Committee shall consider the results of the most recent Say on Pay Vote.

11.
Annually review and approve any (i) employment agreements, severance agreements and change in control agreements or provisions, in each case, when and if appropriate, and (ii) any special or supplemental benefits.

12.
Adopt, administer, approve and ratify awards, as the Committee deems appropriate, under incentive compensation and stock plans, including amendments to the awards made under any such plans, and review and monitor awards under such plans.

13.
Work closely with each Board's Risk Committee to ensure that incentive compensation arrangements do not encourage employees to take risks beyond the Corporation and its subsidiaries' risk tolerance and risk policies and evaluate whether incentive compensation practices may increase the potential for imprudent risk taking.

14.
Adopt, administer and approve clawback provisions for incentive-based compensation arrangements for senior executives and significant risk takers as the Committee deems necessary or as required by applicable law and review the facts and circumstances regarding whether to exercise any claw-back right on behalf of the Corporation or its subsidiaries.

15.
Receive and review data and analysis from management or other sources and assess whether incentive compensation arrangements are consistent with the safety and soundness of the Corporation and its subsidiaries and the Corporation's risk policies.

Conduct of Annual Evaluation of CEO

As may be directed and requested by the Boards of Directors, and as supplemental to and distinct from an evaluation based on performance goals and metrics, evaluate the Chief Executive Officer relative to all relevant aspects of his or her performance, including, without limitation: his or her working relationship and communication with the Boards and with senior management; his or her overall leadership of the Corporation; and his or her role in the community.

Reporting
1.	Review and approve the Corporation's Compensation Discussion and Analysis and related executive compensation information to be included in the Corporation's annual report and proxy Statement.
2.	Prepare a report on executive compensation for inclusion in the Corporation's annual report and proxy statement, consulting with the Corporation's legal counsel, if necessary.
3.
Review and recommend for approval by the Board the frequency with which the Company will conduct a shareholder advisory vote on executive compensation, taking into account the results of the most recent shareholder advisory vote on the frequency of shareholder advisory votes on executive compensation required by Section 14A of the Exchange Act, and review and approve the proposals regarding the shareholder advisory vote on executive compensation and the frequency of the shareholder advisory vote on executive compensation to be included in the Company's proxy statement.

V.	Compensation Advisers
Each Committee shall have the authority, in its sole discretion, to retain and obtain the advice and assistance of outside legal counsel and such other advisors as it deems necessary to fulfill its duties and responsibilities under this Charter.  Each Committee shall have the authority and be directly responsible, in its sole discretion, for the selection, appointment, compensation and oversight of the work of any compensation adviser retained by that Committee.  The Corporation and the Bank must provide for appropriate funding, as determined by the Committee, for payment of reasonable compensation to an adviser retained by the Committee.  Prior to selecting or receiving advice from a compensation adviser, the appropriate Committee must take into account the following factors:

•	the provision of other services to the Corporation by the person that employs the compensation adviser;
•
the amount of fees received from the Corporation or its subsidiaries by the person that employs the compensation adviser, as a percentage of the total revenue of the person that employs the compensation adviser;

•	the policies and procedures of the person that employs the compensation adviser that are designed to prevent conflicts of interest;
•	any business or personal relationship of the compensation adviser with a member of the Committee;
•	any stock of the Corporation owned by the compensation adviser; and
•	any business or personal relationship of the compensation adviser or the person employing the adviser with an executive officer of the Corporation or its subsidiaries.
Although these factors must be considered, there is no requirement that when selecting or receiving advice from a compensation adviser, the compensation adviser must be independent.
The Corporation Compensation Committee shall evaluate whether any compensation consultant retained or to be retained by it has any conflict of interest in accordance with Item 407(e)(3)(iv) of Regulation S‑K.
VI.	Charter
At least annually, this charter will be reviewed and updated, as conditions dictate, with such changes submitted to the Board of Directors of the Corporation and the Bank for approval.  Furthermore, the Committee shall, in a manner it deems appropriate, evaluate itself annually by comparing its performance with the requirements of the charter.  The results shall be reported to the Board.

Appendix C

BANNER CORPORATION
CHARTER OF THE
CORPORATE GOVERNANCE/NOMINATING COMMITTEE
I.	Purpose
The primary function of the Corporate Governance/Nominating Committee (the "Committee") of Banner Corporation and its subsidiaries ("Corporation") is to assure that the Corporation maintains the highest standards and best practices in all critical areas relating to the management of the business of the Corporation and to do so, the Committee is to carry out responsibilities relating to director nomination process and procedures, developing and maintaining the Corporation's corporate governance policies, and any related matters required by federal securities laws.  To this end, the Committee will remain current with all of the pertinent rules and regulations applicable to the Corporation in order to meet the community's expectations with respect to the governance of a public corporation.
II.	Composition
The Committee will be composed of no less than three (3) directors, as determined by the Board of Directors of Banner Corporation (the "Board").  Each member shall be an independent director of the Corporation, who is free from any relationships that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.  Member independence will be in conformity with rules established by the Securities and Exchange Commission and the listing rules of NASDAQ. The members of the Committee shall be elected by the Board of the Corporation at the annual organizational meeting of the Board and shall serve until their successors are duly elected and qualified.  Unless a Chair is selected by the Board, the members of each Committee may designate a Chair by majority vote of the full Committee membership.  The Board may remove any member from the Committee at any time with or without cause.
III.	Meetings and Structure
The Committee shall meet as often as it determines, but not less frequently than once each calendar quarter.  The Committee is governed in accordance with Article IV of the Corporation's Bylaws and such other procedures as may be fixed by the Committee to the extent consistent with the Bylaws.
An agenda and supporting materials shall be sent to members prior to each meeting.  Minutes will be prepared to document the discharge of the Committee's responsibilities.  The Committee shall make regular reports to the Board.
IV.	Responsibilities and Duties
The Committee shall have the following authority and responsibilities and any other activities consistent with this Charter, Banner Corporation's Bylaws, and governing law as the Board or the Committee deems necessary or appropriate:
Board and Committee Composition and Selection of Directors
1.
Review and make recommendations to the Board regarding the process and procedures by which a candidate shall be nominated for election to the Board of Directors and be submitted to a shareholder vote at the annual meeting of shareholders.

2.
In accordance with the Banner Corporation's Articles of Incorporation and Bylaws, evaluate the size and composition of the Board, including procedures for filling Director positions vacated other than at the completion of an appointed term and make recommendations regarding the selection and approval of candidates to fill such vacancy either by election by shareholders or appointment by the Board.

3.	Recommend to the Board prospective candidates for election to the Board. In assessing the qualifications of prospective candidates, the Committee will:
a.	Have sole authority to retain and terminate search firms, including the approval of all fees and contract terms.
b.	Set board member qualifications.
c.	Interview nominees.
d.
Determine whether or not a candidate would qualify as an independent board member in accordance with rules established by the Securities and Exchange Commission, the listing rules of the NASDAQ and other applicable laws and regulations.

4.
Review the form, composition and effectiveness of authorized Board committees under the same standards applied to the Board as a whole and in accordance with the requirements under the Securities and Exchange Commission, listing rules of NASDAQ and other applicable laws and regulations, and make recommendations to the Board regarding the appointment of directors to serve as members of each committee.

5.
Review membership, composition, qualifications, duties and obligations of subsidiary boards, subject to the requirements of the Securities and Exchange Commission, listing rules of NASDAQ, and other applicable laws and regulations consistent with the standards of governance applicable to the entire Corporation.

6.	Develop and recommend to the Board approval standards for determining whether the director has a relationship with the Corporation that would impair his or her independence.

7.	Develop and recommend the duties and responsibilities of elected Board Members including:
a.            Responsibilities to shareholders.
b.            Attendance at meetings.
c.            Avoidance of conflicts of interest and inappropriate transactions.
8.
Acknowledging that the Board and the Board of Banner Bank each have a Compensation Committee with oversight over compensation matters, establish criteria for evaluation of members of the Board and oversee annual evaluation of the Board and the executives.

9.	Develop and oversee director training and information resources including:
a.            An orientation program for new directors.
b.            Continuing education opportunities.
c.            Clear and adequate reports.
d.            Notification of significant events and transactions.

Corporate Governance Practices
1.
Review and discuss with management disclosure of the Corporation's corporate governance practices, including information regarding the operations of the Committee and other Board committees, director independence and the director nominations process, and to recommend that this disclosure be, included in the Corporation's proxy statement or annual report on Form 10-K, as applicable.

2.
Monitor documentation of Board activities including the timing and content of board reports, board communication, documents retention, adequacy of minutes and committee deliberations including an effective summary of discussion points and dissenting opinions

3.	Monitor meeting schedule and agendas, including the required frequency of meetings, materials supplied to members, minutes taken and other record keeping requirements.
4.	Review director access to management, employees, regulators and independent advisors.
5.	Review and oversee shareholder access to director information.
6.
Develop and recommend to the Board for approval a management succession plan ("Succession Plan"), review the Succession Plan periodically, develop and evaluate potential candidate for executive positions and recommend to the Board any changes to any candidates for succession under the Succession Plan.

7.
Ensure that the Corporation conducts on an ongoing basis an appropriate review of all related party transactions and that all such transactions are approved by the Committee and to initiate any special investigations of conflicts of interest and compliance with federal, state, local and foreign laws and regulations, including the Foreign Corrupt Practices Act, as may be warranted.

Code of Ethics
1.	Create and maintain the Corporation's Code of Ethics including review, revision, disclosure, and application.
2.	Create and maintain policies and procedures regarding:
a.	Corporate opportunities guidelines.
b.	Competition and fair dealing.
c.	Human resources, including issues of discrimination, harassment, health and safety.
d.	Customer confidentiality and privacy.
e.	Community/public relations.
V.	Outside Advisors
The Committee shall have the authority, in its sole discretion, to retain and obtain the advice and assistance of outside advisors as it deems necessary to fulfill its duties and responsibilities under this Charter.  The Committee shall have the authority and be directly responsible, in its sole discretion, for the selection, appointment, compensation and oversight of the work of any adviser retained by the Committee.  The Corporation must provide for appropriate funding, as determined by the Committee, for payment of reasonable compensation to an adviser retained by the Committee.

VI.	Authority to Delegate
Subject to applicable law, the Committee shall have the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Committee may deem appropriate in its sole discretion.
VII.	Charter
At least annually, this charter will be reviewed and updated, as conditions dictate, with such changes submitted to the Board of Directors for approval.  Furthermore, the Committee shall, in a manner it deems appropriate, evaluate itself annually by comparing its performance with the requirements of the charter.  The results shall be reported to the Board.

Admission Ticket
IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes [X] with an X as shown in this example. Please do not write outside the designated areas.
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 25, 2017.
  Vote by Internet
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Vote by telephone
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Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Mark J. Grescovich (for three-year term)	☐	☐	☐	02-David A. Klaue (for three-year term)	☐	☐	☐	03 - Merline Saintil (for three-year term)	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Advisory approval of the compensation of Banner Corporation's named executive officers.	☐	☐	☐	3. The ratification of the Audit Committee's selection of Moss Adams LLP as the independnet auditor for the year ending December 31, 2017.	☐	☐	☐

4. In their discretion, upon such other matters as may properly come before the meeting.

Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.
B Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1. — Please keep signature within the box.	Signature 2. — Please keep signature within the box.

2017 Annual Meeting Admission Ticket
2017 Annual Meeting of
Banner Corporation Shareholders
April 25, 2017 10:00 A.M. Local Time
Marcus Whitman Hotel
6 West Rose
Walla Walla, Washington
Upon arrival, please present this admission ticket
and photo identification at the registration desk.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

REVOCABLE PROXY — BANNER CORPORATION

ANNUAL MEETING OF SHAREHOLDERS
April 25, 2017
10:00 a.m.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gordon E. Budke and Robert D. Adams, and each of them, with full powers of substitution to act as attorneys and proxies for the undersigned, to vote all shares of common stock of Banner Corporation ("Banner") which the undersigned is entitled to vote at the annual meeting of shareholders, to be held at the Marcus Whitman Hotel, 6 West Rose, Walla Walla, Washington, on Tuesday, April 25, 2017, at 10:00 a.m., local time, and at any and all adjournments thereof, as indicated.

The Board of Directors recommends a vote "FOR" all propositions.

This proxy also provides voting instructions to the Trustees of the Banner Corporation 401(k) Plan for participants with shares allocated to their accounts.

This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted for the propositions stated. If any other business is presented at such meeting, this proxy will be voted by the directors named above in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting. This proxy also confers discretionary authority to the directors named above to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the annual meeting.

Should the above-signed be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of Banner at the annual meeting of the shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The above-signed acknowledges receipt from Banner prior to the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement dated on or about March 24, 2017 and the 2016 Annual Report to Shareholders.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR
COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
(Items to be voted appear on reverse side.)

.IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	[X]

Annual Meeting Proxy Card

 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Mark J. Grescovich (for three-year term)	☐	☐	☐	02-David A. Klaue (for three-year term)	☐	☐	☐	03 - Merline Saintil (for three-year term)	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Advisory approval of the compensation of Banner Corporation's named executive officers.	☐	☐	☐	3. The ratification of the Audit Committee's selection of Moss Adams LLP as the independnet auditor for the year ending December 31, 2017.	☐	☐	☐

4. In their discretion, upon such other matters as may properly come before the meeting.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Revocable Proxy — Banner Corporation

ANNUAL MEETING OF SHAREHOLDERS
APRIL 25, 2017
10:00 a.m.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gordon E. Budke and Robert D. Adams, and each of them, with full powers of substitution to act as attorneys and proxies for the undersigned, to vote all shares of common stock of Banner Corporation ("Banner") which the undersigned is entitled to vote at the annual meeting of shareholders, to be held at the Marcus Whitman Hotel, 6 West Rose, Walla Walla, Washington, on Tuesday, April 25, 2017, at 10:00 a.m., local time, and at any and all adjournments thereof, as indicated.

The Board of Directors recommends a vote "FOR" all propositions.

This proxy also provides voting instructions to the Trustees of the Banner Corporation 401(k) Plan for participants with shares allocated to their accounts.

This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted for the propositions stated. If any other business is presented at such meeting, this proxy will be voted by the directors named above in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting. This proxy also confers discretionary authority to the directors named above to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the annual meeting.

Should the above-signed be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of Banner at the annual meeting of the shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The above-signed acknowledges receipt from Banner prior to the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement dated on or about March 24, 2017 and the 2016 Annual Report to Shareholders.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR
COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY
IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Items to be voted appear on reverse side.)